UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Oasis Petroleum Inc.

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Dear fellow Oasis Shareholders,

Oasis entered 2022 on strong footing following a series of transformational actions in 2021 which improved our competitive positioning and unlocked value for shareholders. On March 7, we announced a strategic merger of equals with Whiting Petroleum (“Whiting”) that would create a combined company with approximately 972 thousand net acres in the Williston Basin and an enterprise value in excess of $6.0 billion. This transaction would not have been possible without all of the steps we took in 2021. Entering 2021, Oasis spoke of accelerating strategic initiatives that would take others years to accomplish. We committed to disciplined stewardship of your capital and a value-generating, returns-focused business plan. I can confidently say the Company exceeded expectations on this front in 2021. Management and the Board of Directors have demonstrated alignment in their desire to deliver value for shareholders by executing its play book by completing valuable internal initiatives and by swiftly executing several strategic transactions, which culminated in the recent merger announcement.

In 2021, Oasis went back to its roots, once again becoming a pure-play Williston Basin operator, through multiple accretive transactions involving the divestment of our Permian assets and acquisition of new Williston Basin properties. Oasis also worked to unlock the value of its midstream business through its March 2021 simplification transaction, its $87 million sale of Oasis Midstream Partners LP (“OMP”) equity in June, and the later sale of OMP to Crestwood Equity Partners LP. These transactions resulted in over $475MM of cash proceeds to Oasis, allowing for both debt repayment and the return of capital to Oasis shareholders. We returned over $210 million to shareholders throughout the year in dividends and share repurchases, representing over 25% of our market cap at the beginning of 2021, while keeping our financial leverage levels below peers. Our strategic transactions resulted in a reorganization of our resources, allowing us to align our core competitive strengths and strategic focus of building an efficient, sustainable E&P enterprise.

The announced merger with Whiting fits hand in hand with our commitment to deliver value to our shareholders and situates the combined company to succeed in this dynamic E&P environment. The merger positions us with enhanced scale, attractive assets and financial metrics, enhanced free cash flow, and an accretive return of capital program. The transaction is expected to be additive to our already announced $280 million return of capital program by accelerating returns through a $15 per share dividend at close and a target of returning 60% of free cash flow after the transaction closes in the second half of 2022.

Along with these accomplishments, we maintained a commitment to our sustainability values and ESG leadership, which is expected to continue after the Whiting merger closes. Oasis values being responsible stewards of our resources, people, and environment for the benefit of our communities and our stakeholders. 2021 was a pivotal year for Oasis as we published our first Sustainability Report, setting a baseline for transparency, policies and metric measurement, which we will build on for years to come. In addition, we announced the appointment of Marguerite Woung-Chapman to the Board, adding valuable governance, regulatory, compliance, and transactional skill and experience. We incorporated discrete safety and environmental metrics into the annual evaluation of executive and employee compensation and are leading a focused effort to improve the Company’s ESG performance. We look forward to providing a fulsome update of our ESG progress in our second annual Sustainability Report, to be published later this year.

Importantly, none of our accomplishments over the past year would have been possible without our employees. We have an excellent team at Oasis, which has worked tirelessly to execute our strategy, and I am so grateful for their commitment to Oasis.

As the prior two years have demonstrated, the future is uncertain and disciplined capital allocation and risk management are critical to managing a sustainable enterprise through business and commodity cycles. Our strategy was designed to maximize returns, maintain financial strength, and position the Company to prosper through periods of volatility while being responsible stewards of our resources. Oasis’ competitive position is enviable and will be further enhanced with the Whiting merger, as we expect to have the asset base, financial strength, and operational capabilities to deliver sustainable free cash flow and strong returns to shareholders over the long-term.

At Oasis, we ask our team to “do what you say you’re going to do,” and we expect to do the same as an organization. I believe our recent track record demonstrates that commitment and gives us confidence and credibility that Oasis will continue to deliver going forward. Both Oasis and Whiting have together unveiled a disciplined 2022 capital plan, and the combined company expects to be proactive in capitalizing on additional opportunities to deliver value to our employees, communities, and shareholders.

Again, I am proud of and grateful for the work of the Oasis team, and the support of our shareholders, over the past year. As we move forward, I would appreciate your voting support for the items as described in the accompanying proxy statement. Together, we are well-positioned for continued success.

Sincerely,

Daniel E. Brown

Chief Executive Officer

Dear fellow Oasis Shareholders,

Last year proved to be a transformative year for Oasis, as the Company successfully executed an ambitious set of initiatives and delivered value for shareholders. At the beginning of 2021, we adopted the motto of “A New Tomorrow, Today” to highlight our sense of urgency in delivering upon these objectives and to demonstrate our strategic alignment with shareholders. The Board recruited Danny Brown to join Oasis in April 2021 as our Chief Executive Officer. Danny’s vision, expertise and leadership were instrumental in achieving our numerous successes during the year. Danny has also created a deep sense of direction and commitment to ESG, re-focused our attention on operational performance and safety and set into place a vision of where Oasis will be a leader in the energy transformation. We recently announced the strategic merger with Whiting Petroleum, and the Board believes that this transaction highlights our commitment to the long-term success of the Company. I am proud of and grateful for the work of the Oasis team and the support of our shareholders, which positions us for a bright and dynamic future. The combined company is expected to be a premier operator in the Williston Basin and anticipates unlocking the enormous potential of our assets and organizations for the benefit of our stakeholders.

Oasis is prepared to succeed through the energy transition, and I’m happy to report meaningful accomplishments on our sustainability and ESG endeavors in 2021, including the publication of our inaugural Sustainability Report. We continue to prioritize producing cleaner, more efficient, and more profitable energy while working safely and being responsible stewards of our environment. We are fostering diversity at the Board level and across the organization, while having a positive impact on the communities in which we operate. For instance, we increased the breadth of the Board’s expertise and diversity with the addition of a new highly-qualified director. Strong corporate governance continues to be an Oasis hallmark. Throughout 2021, the performance-based management incentive plan aligned our management team with shareholders, motivating the creation of meaningful enterprise value. Furthermore, the adoption and integration of our enterprise risk management program has improved our focus and vision around sustainability initiatives. We are focused on protecting the integrity and sustainability of our data and operations and on aligning incentives with long-term value creation for our shareholders.

As we move forward, Oasis is in a strategic and unparalleled position to reward shareholders through its disciplined approach and industry-leading returns model, and we look forward to continued success.

Sincerely,

Douglas E. Brooks

Board Chair

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2022 Annual Meeting of Shareholders of Oasis Petroleum Inc. will be held at the offices of the Company, 1001 Fannin Street, Suite 1500, Houston, Texas 77002, on Wednesday, April 27, 2022, at 9:00 a.m. Central Time.

AGENDA:

1.	Election of eight Directors to serve until the Company’s 2023 Annual Meeting, subject to the terms of the Merger Agreement (as defined herein).

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022.

3.	Advisory vote to approve executive compensation as described in the accompanying proxy statement.

4.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a shareholder of record at the close of business on March 7, 2022.

At the Annual Meeting, shareholders will not be voting on the recently-announced merger with Whiting Petroleum Corporation. Shareholders will receive a separate proxy statement and related materials before the special meeting we intend to hold to seek shareholder approvals as described under the “Recent Developments” section of the accompanying proxy statement.

YOUR VOTE IS IMPORTANT

Please vote over the Internet at www.proxyvote.com or by phone at 1-800-690-6903 promptly so that your shares may be voted in accordance with your wishes and so that we may have a quorum at the Annual Meeting. Alternatively, you may complete, sign and return a proxy card by mail. Instructions on how to vote can be found on page 64.

By Order of the Board of Directors,

Houston, Texas	Nickolas J. Lorentzatos
March 17, 2022	Corporate Secretary

IMPORTANT NOTICE REGARDING THE ELECTRONIC AVAILABILITY OF

PROXY STATEMENT AND ANNUAL REPORT

We have elected to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow us to furnish proxy materials to the Company’s shareholders via the internet. These rules allow us to provide information that the Company’s shareholders need while lowering the costs and accelerating the speed of delivery and reducing the environmental impact of the Annual Meeting. The Company is making this proxy statement and its Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) available to its shareholders at www.proxyvote.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. Among the factors that could cause actual results to differ materially from those projected in the forward-looking statements are: our ability to manage our business through the impacts of the COVID-19 pandemic, the expected timing of closing the Mergers (as defined in the “Recent Developments” section below), the possibility that required shareholder approvals related to the Mergers may not be obtained, the risk that a condition to closing of the Transactions (as defined in the “Recent Developments” section below) may not be satisfied, regulatory approval of the Transactions, the possibility that either party may terminate the Merger Agreement (as defined in the “Recent Developments” section below) or that the closing of the Transactions might be delayed or not occur at all, changes in governmental regulations and other legal or regulatory developments affecting our business and related compliance and litigation costs, changes in crude oil and natural gas prices, climatic and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, the ability to realize the anticipated benefits from the Williston Basin Acquisition or OMP Merger, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and the proximity to and capacity of transportation facilities, as well as those factors discussed under “Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Annual Report on Form 10-K filed with the SEC on February 25, 2022. All statements, other than statements of historical fact included in this proxy statement, regarding our strategic tactics, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this proxy statement, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this proxy statement. We disclaim any obligation to update or revise these statements unless required by securities law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this proxy statement are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved, and we disclaim any obligation to update or revise these statements unless required by securities law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf, and you should not place undue reliance on these forward-looking statements.

NOTE REGARDING CERTAIN VOLUNTARY DISCLOSURES

We have included in this proxy statement certain voluntary disclosures regarding our environmental, health and safety efforts, community involvement and related matters because we believe these matters are of interest to some of our investors; however, we do not believe these disclosures are “material” as that concept is defined by or construed in accordance with the securities laws or any other laws of the U.S. or any other jurisdiction (collectively, “Applicable Law”), or as that concept is used in the context of financial statements and financial reporting, and nothing in these voluntary disclosures or other sustainability reports or statements we may issue from time to time should be construed to indicate otherwise. In addition, although our voluntary disclosures or other sustainability reports or statements may describe potential future events that may be significant, the significance of those potential events should not be read as equating to materiality as the concept is defined by or construed in accordance with Applicable Law, or as the concept is used in the context of financial statements and financial reporting. Moreover, while we may use the terms “material,” “materiality” and similar terms in our voluntary disclosures or other sustainability reports or statements, we are using such terms to refer to the topics that may reflect significant environmental or social impacts or to topics that substantively influence assessments by certain third parties promulgating various environmental or social ratings or scores, and are not using “material,” “materiality” and similar terms in these contexts as those concepts are defined by or construed in accordance with Applicable Law, or as those concepts are used in the context of financial statements and financial reporting.

RECENT DEVELOPMENTS

As previously announced, we have entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Whiting Petroleum Corporation, a Delaware corporation (“Whiting”), Ohm Merger Sub Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), and New Ohm LLC, a Delaware limited liability company and our wholly owned subsidiary (“LLC Sub”). The Merger Agreement, among other things, provides for the combination of Oasis and Whiting through (i) the merger of Merger Sub with and into Whiting, with Whiting continuing its existence as the surviving corporation as our direct wholly owned subsidiary and (ii) the subsequent merger of Whiting with and into LLC Sub, with LLC Sub continuing as the surviving entity as our direct wholly owned subsidiary (the “Mergers”). The transactions contemplated by the Merger Agreement (the “Transactions”) are expected to close in the second half of 2022. The full text of the Merger Agreement is included in a Current Report on Form 8-K filed with the SEC on March 8, 2022.

Our Board of Directors unanimously approved and declared advisable the issuance of our shares of common stock (the “Stock Issuance”) and the amendment of our restated certificate of incorporation to increase the number of authorized shares of common stock from sixty million (60,000,000) shares to one-hundred twenty million (120,000,000) shares (the “Charter Amendment”). The Board recommended that the shareholders approve of our Stock Issuance and Charter Amendment. For the avoidance of doubt, the approval of the Charter Amendment is not a condition to closing the Transactions.

Shareholders will not be voting on this merger at the Annual Meeting. Instead, a special meeting will be scheduled to seek shareholder approval on the Stock Issuance and Charter Amendment. We intend to file materials with the SEC, including a Registration Statement on Form S-4 (the “Registration Statement”) that will include a joint proxy statement/prospectus. After the Registration Statement is declared effective by the SEC, we intend to mail a definitive proxy statement/prospectus to shareholders of record of Oasis and Whiting.

SELECTED TABLE OF CONTENTS

Item 1: Election of Directors

❖   WHO WE ARE

❖   HOW WE ARE SELECTED AND ELECTED

❖   HOW WE GOVERN AND ARE GOVERNED

❖   HOW WE ARE COMPENSATED

❖   HOW TO COMMUNICATE WITH US

✓   THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED

OUR BOARD OF DIRECTORS

WHO WE ARE

Our directors are diverse, industry-leading experts with an average of approximately 30 years of industry leadership experience across multiple disciplines. Each of our directors will stand for election annually and must be elected by a majority of shares voted. Six of our directors were appointed to the Board in November 2020 in connection with our emergence from Chapter 11 bankruptcy. Mr. Brown was appointed as Director and CEO on April 13, 2021, in connection with the size of the Board being increased from six to seven directors and Mr. Brooks ceasing to serve as CEO. Ms. Woung-Chapman was appointed as Director on November 22, 2021, in connection with the size of the Board being increased to eight directors.

As previously announced, we have entered into the Merger Agreement with Whiting. In the event the Transactions contemplated by the Merger Agreement are consummated, the Board will be reconstituted to be comprised of ten directors, of whom five directors will be designated by Oasis (including Daniel E. Brown, the Chief Executive Officer of the combined company, and four independent directors) and five directors will be designated by Whiting (including Lynn A. Peterson, the Executive Chair of the combined company, and four independent directors). The directors elected at our 2022 Annual Meeting will serve until the 2023 Annual Meeting, subject to the terms of the Merger Agreement. Please see “Recent Developments” for more information.

Set forth below is biographical information about each of the Company’s directors.

DOUGLAS E. BROOKS BOARD CHAIR Montgomery, Texas Age: 63 Director Since: 2020

Certain other directorships

•  California Resources Corporation, Nominating and Governance Committee and Finance Committee

Principal occupation or employment

•  Private investor

Previous Experience

•  Chief Executive Officer of the Company from December 2020 to April 2021

•  Board Chair of OMP GP LLC, general partner of Oasis Midstream Partners LP* from December 2020 to April 2021

•  President, Chief Executive Officer and Director of Energy XXI Gulf Coast, Inc., an offshore Gulf of Mexico exploration and production company, from April 2017 until the company was acquired by an affiliate of Cox Oil LLC in October 2018

•  President, Chief Executive Officer and Director of Yates Petroleum Corporation, a privately owned exploration and production company (which merged with EOG) from 2015 to 2016

•  Chief Executive Officer of Aurora Oil & Gas Limited from 2012 to 2014

•  Marathon Oil Company for 24 years, Western Hemisphere Business Development and Upstream M&A

•  Served on the Board of Directors of Chaparral Energy, Inc., an independent oil and gas company from 2017 to October 2020 and also served on the Board of Directors of Madalena Energy Inc., a Canadian-based oil and gas company (now Centaurus Energy, Inc.)

*  Oasis Midstream Partners LP (“OMP”) was a subsidiary of the Company until OMP’s merger with Crestwood Equity Partners LP, which closed on February 1, 2022

Mr. Brooks provides extensive industry and leadership experience to the Board and given his experience, he is well positioned to provide key insight into asset management, operations and strategy.

OUR BOARD OF DIRECTORS

DANIEL E. BROWN CHIEF EXECUTIVE OFFICER Houston, Texas Age: 46 Director Since: 2021

Certain other directorships

•  Beacon Offshore Energy, LLC

Principal occupation or employment

•  Chief Executive Officer of the Company

Previous Experience

•  Board Chair of OMP GP LLC, general partner of Oasis Midstream Partners LP* from April 2021 to January 2022

•  Served as Anadarko Petroleum Corporation’s Executive Vice President, U.S. Onshore Operations from October 2017 to August 2019

•  Between May 2013 and October 2017, served Anadarko as Vice President, Corporate Planning, Vice President, Operations, Senior Vice President, International and Deepwater Operations and Executive Vice President, International and Deepwater Operations

•  Served as director of Western Gas Equity Partners, LP and Western Gas Partners, LP from November 2017 to February 2019; following the simplification of these two MLPs in February 2019, served on the board of Western Midstream Partners, LP until August 2019

*  OMP was a subsidiary of the Company until its merger with Crestwood Equity Partners LP, which closed on February 1, 2022

Mr. Brown brings extensive experience from his 24 years in the oil and gas industry. His broad knowledge base developed during his career in U.S. onshore, as well as Gulf of Mexico and international, operations adds valuable perspective and enhances the Board’s expertise. Through his senior leadership positions at two large, well-respected, public energy companies, Mr. Brown has a deep knowledge of the strategic, financial, risk and compliance issues facing a publicly traded company.

SAMANTHA HOLROYD CHAIR, NESG COMMITTEE Houston, Texas Age: 53 Director Since: 2020

Committees

•  Audit & Reserves, Audit Committee Financial Expert

•  Chair, Nominating, Environmental, Social & Governance

Certain other directorships

•  Amerant Bancorp, effective April 1, 2022

Principal occupation or employment

•  Golden Advisory Services, LLC

Previous Experience

•  Board member at Gulfport Energy, an independent natural gas company, from July 2020 to May 2021

•  Lead Independent Director at the Company from December 2020 to April 2021

•  Managing Director at Lantana Energy Advisors, an advisory firm specializing in energy transactions from February 2018 to February 2020

•  Managing Director at TPG Sixth Street Partners, a global finance and investment firm, from September 2016 to January 2018

•  Technical Director at Denham Capital Management LP, an energy and resources-focused global private equity firm, from October 2011 to September 2016

•  Previously served as Global Reserves Audit Manager and Business Opportunity Manager at Royal Dutch Shell PLC; Vice President of EIG Global Energy Partners; and Vice President of Ryder Scott Company

Ms. Holroyd holds FINRA Certifications (Series 79 and Series 63) and is a Certified Corporate Director and ESG certified by the National Association of Corporate Directors (NACD). She is a Registered Professional Engineer in the State of Texas. Ms. Holroyd’s reserves and investment expertise are invaluable to Oasis as a public company navigating the current market environment.

OUR BOARD OF DIRECTORS

JOHN JACOBI CHAIR, COMPENSATION COMMITTEE Dallas, Texas Age: 68 Director Since: 2020

Committees

•  Chair, Compensation

•  Audit & Reserves, Audit Committee Financial Expert

Certain other directorships

•  Crestwood Equity GP LLC, Sustainability Committee

Principal occupation or employment

•  CEO and President of Javelin Energy Partners

Previous Experience

•  Director and Chair of the Audit Committee at Pioneer Energy Services Corp., an oilfield services company, from May 2020 to January 2022

•  Co-founded Covey Park Energy, Inc., an independent natural gas company, and served as its co-Chief Executive Officer and board member from June 2013 to July 2019 when it sold to Comstock Resources, an independent natural gas producer; served on Comstock Board from July 2019 to October 2020

•  Vice President of Business Development and Marketing at EXCO Resources

•  Co-founder and President of Jacobi-Johnson Energy

Mr. Jacobi brings to the Board executive management experience and extensive experience with acquisitions and corporate development in the oil and gas industry.

N. JOHN LANCASTER, JR. Darien, Connecticut Age: 53 Director Since: 2020

Committees

•  Compensation

•  Nominating, Environmental, Social & Governance

Certain other directorships

•  Aquadrill LLC

•  Crestwood Equity GP LLC, Compensation and Finance Committees

Principal occupation or employment

•  Managing Partner of Oyster Creek, LLC, an investment and advisory firm

Previous Experience

•  Director, Liberty Oilfield Services LLC, an oilfield service company, from 2011 to January 2021

•  Partner with Riverstone Holdings LLC, a New York-based private equity firm focused on investments in the energy and power industry globally, from April 2000 to April 2020

•  Director with The Beacon Group, LLC, a privately held firm specializing in principal investing and strategic advisory services

•  Director of Cobalt International Energy, Inc., Magellan Midstream Partners, L.P. and Petroplus International N.V.

Mr. Lancaster has significant experience investing in the energy industry and with mergers, acquisitions and capital markets, providing the Board with crucial strategic perspective.

OUR BOARD OF DIRECTORS

ROBERT MCNALLY Park City, Utah Age: 51 Director Since: 2020

Committees

•  Audit & Reserves, Audit Committee Financial Expert

•  Compensation

Certain other directorships

•  Summit Midstream Partners, Audit Committee

•  Perma-Pipe International Holdings, Inc.

Previous Experience

•  President and Chief Executive Officer of EQT Corporation, a NYSE-listed independent natural gas producer, from November 2018 to July 2019

•  Senior Vice President and Chief Financial Officer of EQT Corporation, EQT Midstream Services, LLC, and EQT GP Services, LLC from March 2016 to November 2018

•  Senior Vice President and Chief Financial Officer of Rice Midstream Management LLC from 2017 to 2018

•  Executive Vice President and Chief Financial Officer of Precision Drilling Corporation from 2010 to 2016

•  Five years with Simmons & Company International

•  Six years as an engineer with Schlumberger Limited

Mr. McNally brings corporate finance expertise and extensive public company boardroom and executive management experience to the Board.

CYNTHIA WALKER CHAIR, AUDIT & RESERVES COMMITTEE Houston, Texas Age: 45 Director Since: 2020

Committees

•  Chair, Audit & Reserves, Audit Committee Financial Expert

•  Nominating, Environmental, Social & Governance

Certain other directorships

•  Sempra, Audit Committee and Safety, Sustainability & Technology Committee

Previous Experience

•  Senior Vice President, Midstream and Marketing for Occidental Petroleum, an NYSE-listed oil and gas company, from 2016 to October 2019

•  Senior Vice President, Strategy and Development for Occidental, overseeing the company’s business development, financial planning and land activities

•  Executive Vice President and Chief Financial Officer of Occidental, responsible for the accounting, tax, treasury, investor relations, internal audit and financial planning functions

•  Managing Director in the Global Natural Resources Group and Mergers & Acquisitions Group in the Investment Banking Division at Goldman, Sachs & Co.

Ms. Walker brings extensive financial expertise and executive management experience to the Board. Her investment banking experience provides insight into the investor perspective.

OUR BOARD OF DIRECTORS

MARGUERITE N. WOUNG-CHAPMAN Houston, Texas Age: 56 Director Since: 2021

Committees

•  Compensation

•  Nominating, Environmental, Social & Governance

Certain other directorships

•  Summit Midstream Partners, LP, Nominating, Governance and Sustainability Committee Chair, Compensation Committee

Previous Experience

•  Served as Senior Vice President, General Counsel and Corporate Secretary of Energy XXI Gulf Coast, Inc., an oil and natural gas company from February 2018 to October 2018

•  From 2012 to November 2017, various roles at EP Energy Corporation, an oil and gas exploration and production company, including as Senior Vice President, Land Administration, General Counsel and Corporate Secretary

•  From 1991 to 2012, various roles at El Paso Corporation and its predecessors, including as Vice President, Legal Shared Services, Corporate Secretary and Chief Governance Officer

Ms. Woung-Chapman brings extensive experience in management and strategic direction of publicly-traded energy companies. Her combination of corporate governance, regulatory, compliance, corporate and asset transactional, legal and business administration experience provides valuable perspective.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election of the eight nominees for director whose names are set forth herein. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees or the Board may reduce its size. However, management of the Company does not expect this to occur.

OUR BOARD OF DIRECTORS

HOW WE ARE SELECTED AND ELECTED

SKILLS, EXPERIENCE, DIVERSITY

The Board believes it is important for directors to possess a diverse array of backgrounds, skills, and achievements, and when considering new candidates, the Nominating, Environmental, Social & Governance (“NESG”) Committee, with input from the Board, takes these factors into account as well as other appropriate characteristics, such as sound judgment, personal character and integrity. The Board’s commitment to diversity is found in the charter of the NESG Committee which states that the NESG Committee will take into account “diversity in professional experience, skills, background, race, gender and other attributes, and the optimal enhancement of the current mix of talent and experience on the Board,” and the Committee takes reasonable steps to include diverse candidates in the pool of nominees and any search firm engaged by the Committee is affirmatively instructed to seek diverse candidates. In furtherance of its commitment to diversity, equity, and inclusion, the Board uses the titles “Board Chair” and “committee chair,” rather than “Chairman of the Board” or “committee chairman.”

The goal is to assemble and maintain a Board composed of individuals that not only bring a wealth of business and/or technical expertise, experience, and achievement, but that also demonstrate a commitment to ethics in carrying out the Board’s responsibilities with respect to oversight of the Company’s operations. We believe our current Board reflects these principles. With an average of over 30 years of industry experience, our directors have held leadership roles across the upstream, midstream, oil services, investing, banking, advising, and finance industries. Furthermore, over one-third of our directors are women, and they hold the critical leadership positions on our Board of Audit & Reserves Committee Chair and NESG Committee Chair.

	Brooks	Brown	Holroyd	Jacobi	Lancaster	McNally	Walker	Woung- Chapman

Current or past public company CEO or C-suite	✓	✓		✓		✓	✓	✓

E&P Operations	✓	✓	✓	✓	✓	✓	✓	✓

Capital Allocation/ Investment	✓	✓	✓	✓	✓	✓	✓	✓

Environmental, health and safety management	✓	✓		✓		✓	✓	✓

Mergers and acquisitions	✓	✓	✓	✓	✓	✓	✓	✓

Information Security	✓		✓	✓		✓

The following matrix sets forth our directors’ self-identified gender identity and demographic characteristics that were voluntarily provided. Each of the categories listed in the matrix below has the meaning as it is used in NASDAQ Rule 5605(f) and related instructions.

OUR BOARD OF DIRECTORS

Board Diversity Matrix (as of March 17, 2022)

Total Number of Directors	8

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	5	—	—

Part II: Demographic Background

African American or Black	—	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	—	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	2	5	—	—

Two or More Races or Ethnicities	1	—	—	—

LGBTQ+	1

Did Not Disclose Demographic Background	—

MAJORITY VOTING POLICY

The Company’s belief in directors’ accountability is evident in the provision in our bylaws which provides that any director who receives more votes “against” than “for” in an uncontested election must offer to tender their resignation to the Board of Directors for consideration. In such event the NESG Committee will determine whether to accept such resignation, subject to approval by the full Board of Directors. Promptly following such a decision, the Board will disclose its decision and a description of the process by which the decision was reached.

PROXY ACCESS

Eligible shareholders, or a group of up to 20 shareholders who have owned an aggregate of at least 3% of the Company’s outstanding common stock continuously for three years may nominate a candidate for election to the Board for inclusion in the Company’s proxy materials in accordance with the proxy access provisions of Section 3.14 of the Company’s bylaws.

ANNUAL ELECTIONS

Our directors are elected each year at our Annual Meeting and serve one-year terms. In the event the Transactions contemplated by the previously announced Merger Agreement with Whiting are consummated, the Board will be reconstituted to be comprised of ten directors, of whom five directors will be designated by Oasis (including Daniel E. Brown, the Chief Executive Officer of the combined company, and four independent directors) and five directors will be designated by Whiting (including Lynn A. Peterson, the Executive Chair of the combined company, and four independent directors). The directors elected at our 2022 Annual Meeting will serve until the 2023 Annual Meeting, subject to the terms of the Merger Agreement. Please see “Recent Developments” for more information.

OUR BOARD OF DIRECTORS

HOW WE GOVERN AND ARE GOVERNED

BOARD LEADERSHIP STRUCTURE

The diversity and strength of the Board members’ professional and leadership experience allows for open and robust dialog and decision-making ability, including with respect to the Board’s leadership structure.

Board Chair. Mr. Brown was appointed Director and CEO on April 13, 2021. Prior to the appointment of Mr. Brown, Mr. Brooks held the roles of Board Chair, beginning on November 19, 2020 following the Company’s emergence from Chapter 11, and CEO beginning in December 2020 following Thomas Nusz’s retirement as CEO.

Prior to the appointment of Mr. Brown, Mr. Books held the combined role of Board Chair and CEO. The Company’s Corporate Governance Guidelines contain the Board’s policy that the offices of Board Chair and Chief Executive Officer should be held by two different individuals. However, our bylaws do permit the same person to hold both positions, so long as the Board appoints a Lead Independent Director for any period in which the two positions are held by the same person. In connection with Mr. Brooks’ appointment as CEO, Samantha Holroyd was elected by the independent members of the Board to serve as Lead Independent Director on December 22, 2020, a role in which Ms. Holroyd served until the appointment of Mr. Brown as the successor to Mr. Brooks as CEO. Upon the appointment of Mr. Brown as CEO on April 13, 2021, and Mr. Brooks’ continuance as Board Chair, Ms. Holroyd stepped down as Lead Independent Director and we eliminated such role in accordance with our Corporate Governance Guideline and bylaws.

The independent members of the Board believe separate positions for Board Chair and CEO is appropriate for the Company because this structure will allow Mr. Brooks, as Board Chair, to focus on the effectiveness of the Board’s oversight while fully leveraging Mr. Brown’s leadership and operational experience to execute the Company’s strategy and manage its operations and performance in his role as CEO.

The Board regularly meets in executive session without the CEO or other members of management present. As Board Chair, Mr. Brooks presides at these meetings and provides the Board’s guidance and feedback to the Company’s management team, to which the Board has full access.

Lead Independent Director. The Company’s bylaws permit the same person to hold both positions of Board Chair and CEO, so long as the Board appoints a Lead Independent Director for any period in which the two positions are held by the same person. The Company’s bylaws empower the Lead Independent Director to preside over the meetings of the non-management directors and to provide, in conjunction with the Board Chair and CEO, leadership and guidance to the Board. The Company no longer has a Lead Independent Director. As further described above, in connection with Mr. Brooks’ appointment as CEO, the Board appointed Samantha Holroyd to be Lead Independent Director, a role in which Ms. Holroyd served until the appointment of Mr. Brown as the successor to Mr. Brooks as CEO in April 2021.

The Lead Independent Director’s responsibilities and authority also included:

•	serving as Chair of Board meetings at which the Board Chair is not present;

•	serving as a liaison between the Board Chair and independent directors, and facilitating communications among the other members of the Board;

•	establishing the agenda for each meeting of the non-management directors;

•	serving as the Board’s contact for employee and shareholder communications with the Board of Directors;

•	calling special meetings of the independent directors when necessary and appropriate; and
•	performing other duties as the Board may from time to time delegate.

OUR BOARD OF DIRECTORS

DIRECTOR INDEPENDENCE

To ensure a strong and independent board, all directors of the Company, other than Mr. Brown, are independent. The Company’s Corporate Governance Guidelines require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment.

The Board of Directors has assessed the independence of each non-employee director nominee under the Company’s guidelines and the independence standards of the NASDAQ. The Board of Directors affirmatively determined that all seven non-employee directors (Mses. Holroyd, Walker and Woung-Chapman and Messrs. Brooks, Jacobi, Lancaster and McNally) are independent.

BOARD COMMITTEES

The Board of Directors has three standing committees: the Audit & Reserves Committee, the Compensation Committee and the NESG Committee. Each of our standing committees has a charter that is publicly available on the Company’s website at www.oasispetroleum.com/investors/corporate-governance.

	Audit & Reserves	Compensation	NESG
Douglas E. Brooks
Daniel E. Brown
Samantha Holroyd $	M		C
John Jacobi $	M	C
John Lancaster		M	M
Robert McNally $	M	M
Cynthia Walker $	C		M
Marguerite Woung-Chapman		M	M

C = Chair    M = Member    $= Financial Expert

The Audit & Reserves Committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm, which reports directly to the Committee, and each year, the Committee reviews the independent registered public accounting firm’s qualifications, independence and performance. The Committee also assists the Board with its oversight of the integrity of the Company’s consolidated financial statements, the appointment, compensation, and performance of the Company’s internal auditor, the integrity of the estimates of the Company’s crude oil and natural gas reserves, the independence, qualifications and performance of the Company’s independent reservoir engineers, compliance by the Company with legal and regulatory requirements and the Company’s monitoring of cybersecurity risk. The Audit & Reserves Committee meets regularly with representatives of the independent registered public accounting firm, the independent reservoir engineers and with the internal auditor for these purposes.

The Board has identified Cynthia Walker, Samantha Holroyd, John Jacobi and Robert McNally as qualified financial experts and has designated each of them as “Audit Committee Financial Experts” as defined by the SEC. All members of the Audit & Reserves Committee are independent under the rules of the NASDAQ and the Company’s independence standards.

OUR BOARD OF DIRECTORS

The Compensation Committee oversees the compensation of the Company’s officers and directors and administers the Company’s annual incentive compensation plan, the long-term incentive plan and the stock plan for non-employee directors. The Committee also annually evaluates the performance of the Company’s CEO and other executive officers in light of the Company’s executive compensation goals and objectives, and reviews with management and recommends inclusion of the Compensation Discussion and Analysis (the “CD&A”) section in the proxy statement for the annual meeting of shareholders. The CD&A included in this proxy statement contains additional information about the Compensation Committee. In carrying out its duties, the Compensation Committee has direct access to outside advisors, independent compensation consultants and others to assist them.

All of the members of the Compensation Committee are independent under the rules of the NASDAQ and the Company’s independence standards.

The Nominating, Environmental, Social & Governance Committee identifies and recommends potential Board and committee members, oversees evaluation of the Board’s performance and reviews, assesses the Corporate Governance Guidelines of the Company and reviews the monitoring of the Company’s compliance programs and Corporate Code of Business Conduct and Ethics. In addition, the Committee oversees the publication of the Company’s Sustainability Report and assists the Board with its oversight of the Company’s environmental policies and programs, including its commitment to protect the health and safety of the Company’s workers and the communities in which we operate, promote sustainability and minimize the Company’s impact on the environment and comply with environment-related laws. The Committee also provides oversight and recommendations related to the Company’s commitment to socially responsible business conduct and the promotion of diversity, compliance with related laws, and the support of charitable organizations and community affairs.

The Company’s bylaws provide that the NESG Committee must treat recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures outlined in the Company’s Bylaws and described in the Company’s proxy statement for its annual meeting of stockholders.

All of the members of the NESG Committee are independent under the rules of the NASDAQ and the Company’s independence standards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Jacobi, Lancaster, and McNally and Ms. Woung-Chapman currently serve on the Compensation Committee. During 2021, none of the directors who served on the Compensation Committee (i) was an officer or employee of the Company, (ii) was a former officer of the Company or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. During 2021, none of the Company’s executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board or the Compensation Committee.

OUR BOARD OF DIRECTORS

SUSTAINABILITY

ESG Integration

At Oasis, our commitment is to improving lives by safely and responsibly providing affordable, reliable and abundant energy. Excelling in ESG performance is foundational to our business and operational strategy and to the long-term value creation for our shareholders, employees and communities. We recognize that in order to attract capital and investors, attract and retain top talent and be welcomed into communities that we must demonstrate we are good stewards of the resources with which we are entrusted. We continue to build out a data-driven reporting infrastructure to assist in risk management, diligence and the ongoing business execution.

The diagram below highlights Oasis’ key tenets of its ESG philosophy.

ESG Oversight

Oversight at Oasis applies a data-driven approach of identifying, tracking and continuously improving sustainability-related considerations material to long-term performance. The governance structure starts with our Board’s initiative and support, including the NESG Committee, and extends through the executive team to senior leaders and subject matter experts within the Company. The NESG Committee meets quarterly to monitor and review progress of our key ESG objectives, with the intent of utilizing quantitative, measurable performance indicators to influence decision-making, consistently track and trend ESG-related considerations and maintain accountability of the business. All ESG initiatives are fully endorsed by the Board.

ESG Reporting

During 2021, we released our inaugural 2020 Sustainability Report, highlighting our commitment to and transparency around ESG initiatives, which can be found on www.oasispetroleum.com/sustainability. The contents of the 2020 report were developed through interviews with internal stakeholders and evaluation of common reporting frameworks, including the Sustainability Accounting Standards Board (SASB) Oil and Gas Exploration and Production Standards, the Global Reporting Initiative (GRI) Sustainability Reporting Standards, the International Petroleum Industry Environmental Conservation Association (IPIECA) Sustainability Reporting Guidance and the American Exploration and Production Council (AXPC) ESG Metrics Framework.

Our approach to ESG reporting is to evolve qualitative statements into quantitative data points by implementing a reporting infrastructure that allows for comparability and consistency when trending our performance. As the

OUR BOARD OF DIRECTORS

business evolves, the reporting process evolves with it. We recognize our current ratings and scores do not necessarily reflect the economic reality of the business, and we remain focused on continually building and transparently reporting the robust, auditable and authentic data sets to reflect our operating activities and focus on the sustainability of the business. Our 2021 Sustainability Report will contain updated and expanded disclosures regarding our ESG related activities in line with our commitment to provide greater transparency in order to meet the evolving needs of our stakeholders.

Below are some highlights of our 2021 performance of ESG-related initiatives:

ENVIRONMENTAL
Minimizing impact where we operate

✓  Achieved 57% reduction in reportable spills compared to 2020, achieving best performance in Company history

✓  Continued reduction of freshwater intensity in 2021, building upon the >45% reduction achieved 2017-2020

✓  Introduced produced water re-use in operations with plans to increase

✓  Continuously apply rigorous risk assessment to assess potential biodiversity impacts

Focusing on reducing emissions

✓  Piloted continuous emissions monitoring technologies

✓  Commenced flyover program of assets to support methane monitoring and emissions reductions

✓  Zero (0) use of high-bleed pneumatic controllers in operation

✓  Continuous improvement of facility design to prevent future emissions

SOCIAL
Working safely

✓  Achieved a 31% improvement in employee LTIR in 2021 compared to 2020

✓  Realized a 50% reduction in preventable vehicle incidents in 2021

✓  Ongoing investment in health and safety training for employees and contractors

✓  Improvement of crisis management and emergency response programs

Promoting diverse and inclusive culture	✓ A culture guided by our core values and a shared mission ✓ Three out of seven independent directors (43%) are women ✓ Options for alternate work schedule (9/80) allows for flexible work

Benefiting communities

✓  Continued support in the communities we serve, including donations and volunteering with local first responders, food banks and schools

✓  Long standing partnership with Williston State College, Bismarck State College and University of North Dakota to recruit from local communities

OUR BOARD OF DIRECTORS

GOVERNANCE
Aligning incentives

✓  Formalized ESG governance model for ongoing integration and performance monitoring in the business that ultimately reports out to the NESG committee

✓  Executive compensation structure aligned with shareholders

✓  Aligned Enterprise Risk Management with ESG initiatives

✓  Continuous improvement and expansion of quality data inventory including implementation of disclosure controls and reviews

✓  Active stakeholder engagement, including detailed discussions of ESG practices and disclosures, welcoming feedback and recommendations for continuous improvement that resulted in enhanced metrics and goals for our 2022 ESG initiatives

RISK MANAGEMENT

The Board exercises risk management oversight and control directly and through its Committees. For example:

•	the Board oversees management of the Company’s commodity price risk through regular review of the Company’s derivatives strategy;

•	the Board approves recommendations from management on dollar limits on the commitment authority of members of senior management;

•	the Board reviews management’s capital spending plans, and approves the Company’s capital budget;

•	the Board reviews quarterly the Company’s performance with respect to environmental, health and safety targets and ethical standards;

•

the Audit & Reserves Committee oversees the Company’s assessment and management of financial risks, including financial reporting and internal control risks, commodity price risk and cybersecurity risk;

•	the Compensation Committee oversees the management of risks relating to the Company’s executive compensation plans and arrangements; and

•	the NESG Committee manages risks associated with Board independence, compliance with governance policies, and environmental, health, safety, and social and community matters.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports and by management about the known risks to the strategy and the business of the Company. Except as described, the administration of the Board’s oversight function does not have an effect on the Board’s leadership structure.

Enterprise Risk Management (ERM). In 2021, management, with oversight from the Board of Directors, formalized its ERM program to ensure organizational reliability and to protect against possible disruptions. As part of the ERM program, management created an ERM committee, made up of members of senior management, which seeks to improve our knowledge and awareness of emerging and strategic risks. The ERM program was implemented with the following goals:

•	Increasing strategic thinking about known and emerging risks that affect business strategy decisions; and

•	Building out an infrastructure that supports adoption of adequate measures to manage risks related to business activities.

Formalizing our ERM process has allowed us to have a better enterprise-view of risks, improve our risk response and preparedness and better incorporate risk mitigation around existing and emerging risks into our strategic plans.

OUR BOARD OF DIRECTORS

Special Committee on Capital Allocation. In late 2020, the Board determined to undertake a capital review initiative for the purpose of assisting the Board in overseeing the Company’s capital allocation plans and providing direction to management in order to ensure that future capital spend is systematically allocated to create sustainable value. The Board delegated responsibility for this initiative to a special committee on Capital Allocation, and each of the directors serves on the committee, with Mr. Jacobi serving as Chair.

Information Security Risk. As noted above, the Audit & Reserves Committee oversees management’s monitoring of cybersecurity risk, and management reports to the Committee multiple times per year regarding risks related to information security. All Company employees participate in information security training at least quarterly through required online learning programs. The Company has not experienced a material information security breach in the last three years.

MEETING AND ATTENDANCE

During 2021, there were 31 meetings of the Board, 6 meetings of the Audit & Reserves Committee, 10 meetings of the Compensation Committee, and 13 meetings of the NESG Committee. All nominees’ attendance exceeded 75% of the total number of meetings of the Board and committees on which they served. Attendance for Board and committee meetings averaged 99% for the full year. All the Board members then serving attended the 2021 Annual Meeting of Shareholders. As set forth in the Company’s Corporate Governance Guidelines, all Board members are expected to attend each Annual Meeting of Shareholders.

RELATED PERSONS TRANSACTIONS POLICY

The Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest and, therefore, adopted a Related Persons Transactions Policy to be followed in connection with all related person transactions involving the Company.

Pursuant to the Policy, the NESG Committee will review the material facts of all “Interested Transactions” and approve, disapprove or ratify any such transaction. The Policy pre-approves certain transactions, including:

•

any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $500,000 or 25% of that company’s total annual revenues; and

•

charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization’s total annual receipts.

In determining whether to approve or disapprove entry into an Interested Transaction, the NESG Committee shall take into account, among other factors, the following: (1) whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction.

Directors are required to recuse themselves from any discussion or approval of any Interested Transaction for which he or she is a “Related Person.” Further, the Policy requires that all Interested Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

During 2021, the Company did not have any transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently proposed.

OUR BOARD OF DIRECTORS

HOW WE ARE PAID

We believe that attracting and retaining qualified non-employee directors is critical to our future value growth and governance, and that providing a competitive compensation package is necessary to accomplish that objective. Our Board of Directors also believes that the compensation package for our non-employee directors should require a significant portion of the total compensation package to be equity-based to align the interests of our directors with the interests of our shareholders.

In general, directors who are also our employees do not receive any additional compensation for their service on our Board of Directors. As discussed below, during the time that Mr. Brooks served as Interim CEO he continued to receive compensation in accordance with the Director Compensation Program, as described below. Each director is reimbursed for travel and miscellaneous expenses (i) to attend meetings and activities of our Board of Directors or its committees; and (ii) related to such director’s participation in our general education and orientation program for directors.

RECENT MODIFICATIONS TO NON-EMPLOYEE DIRECTOR COMPENSATION

Following its appointment in late 2020, our Compensation Committee engaged compensation consultant Exequity LLP to provide advice with respect to a new non-employee director compensation program (the “Director Compensation Program”). In December 2020, the Board approved the Director Compensation Program for our current directors for fiscal year 2020 and 2021. The Director Compensation Program, provides for an annual cash retainer to each director of $85,000, with the following additional cash retainers for the Board positions set forth below:

•	Board Chair: $75,000;

•	Lead Independent Director: $25,000 (prorated for the period actually served);

•	Committee Chairs: (a) Audit & Reserves–$25,000; (b) Compensation–$12,000 and (c) NESG–$20,000; and

•	Committee Members: (a) Audit & Reserves–$12,000; (b) Compensation–$10,000 and (c) NESG–$12,000.

The above amounts were prorated for Ms. Woung-Chapman’s partial service during 2021.

Three-Year Initial Equity Award. On December 29, 2020, the directors (other than Ms. Woung-Chapman) also received an initial restricted stock award valued at $555,000. The initial equity award was intended to represent three years’ worth of equity grants to the directors in order to provide a substantial alignment between the directors and our shareholders. Accordingly, it is not contemplated that any additional awards will be granted during the first three years of the recipient’s service on the Board, and as such, no equity awards were granted to the non-employee directors during 2021. The number of shares of restricted stock issued in respect of this grant was based on the volume weighted average price for the period commencing on November 20, 2020 and ending on the trading day immediately preceding the grant date. One-third of each director’s (other than Ms. Woung-Chapman’s) award vested on December 29, 2021, and one-third of each director’s award will vest on the second and third anniversaries of the grant date, subject to the director’s continued service on the Board through the applicable vesting date and to acceleration upon the occurrence of specified events.

Compensation of Mr. Brooks. Although Mr. Brooks was appointed by the Board to serve as CEO of the Company upon Mr. Nusz’s retirement in December 2020, Mr. Brooks did not receive any salary, compensation, vacation, severance or other benefits as compensation for serving as CEO from December 2020 to April 13, 2021, when Mr. Brown was appointed CEO.

OUR BOARD OF DIRECTORS

During his term of service as CEO, Mr. Brooks continued to receive the equity grants and cash compensation awarded to non-employee members of the Board, payable based on Mr. Brooks’ service as Board Chair or with respect to any other positions held by Mr. Brooks as a director of the Company. In addition, Mr. Brooks continued to vest in his outstanding equity awards as if he remained a non-employee member of the Board.

Compensation of Ms. Woung-Chapman. Ms. Woung-Chapman was appointed to serve on the Board and as a member of the Compensation Committee and the NESG Committee thereof, effective as of November 22, 2021. In connection with her appointment, she received prorated cash retainers consistent with those described above. As compensation for her service on the Board, Ms. Woung-Chapman also received an initial restricted stock award valued at $370,000. The initial equity award was intended to represent two years’ worth of equity grants to Ms. Woung-Chapman to provide substantial alignment between Ms. Woung-Chapman and our shareholders and consistency between Ms. Woung-Chapman’s equity grant and the initial three-year equity grant provided to our other non-employee directors. The number of shares of restricted stock issued in respect of this grant was based on the closing price of our common stock on the grant date. One-half of Ms. Woung-Chapman’s award will vest on the first and second anniversaries of the grant date, subject to her continued service on the Board through the applicable vesting date and to acceleration upon the occurrence of specified events.

Director Compensation Table. The following table provides information concerning the compensation of our current directors for the fiscal year ended December 31, 2021. In accordance with the SEC’s executive compensation disclosure rules, Mr. Brooks’ compensation is reported in the 2021 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)	Adjusted Total with Annualized Stock Award ($)(4)
Douglas E. Brooks (5)	$—	$—	$—	$—	$192,975
Samantha Holroyd	$124,140	$—	$20,000	$144,140	$337,115
John Jacobi	$109,000	$—	$—	$109,000	$301,975
N. John Lancaster, Jr.	$107,000	$—	$—	$107,000	$299,975
Robert McNally	$107,000	$—	$—	$107,000	$299,975
Cynthia Walker	$122,000	$—	$—	$122,000	$314,975
Marguerite Woung-Chapman	$11,630	$370,011	$—	$381,641	$196,636

(1)

Includes annual cash retainer fees paid to each director and additional cash retainers for Chair and committee service during the fiscal year, which were prorated for periods actually served in 2021, as more fully explained above. The cash retainers payable to Mr. Lancaster were paid to his company, Oyster Creek Advisors LLC, on his behalf.

(2)

Reflects the aggregate grant date fair value of restricted stock awards granted under our 2020 Long Term Incentive Plan (the “2020 LTIP”) in fiscal year 2020 computed in accordance with FASB ASC Topic 718. The grant date fair value for the restricted stock award granted to Ms. Woung-Chapman is based on the closing price of $126.89 on November 22, 2021, which was the grant date. One-half of Ms. Woung-Chapman’s award will vest on the first and second anniversary of the grant date, subject to her continued service on the Board. It is not contemplated that any additional awards will be granted to Ms. Woung-Chapman during the first two years of her service on the Board.

While no other non-employee director received a restricted stock award during 2021, in 2020, each non-employee director, other than Ms. Woung-Chapman, received a restricted stock award with a grant date fair value of $578,925 under the 2020 LTIP computed in accordance with FASB ASC Topic 718. The grant date fair value of such restricted stock awards was based on the closing price of $37.35 per share on

OUR BOARD OF DIRECTORS

December 29, 2020, which was the grant date. One-third of each such award vested on December 29, 2021, and one-third of each such award will vest on the second and third anniversaries of the grant date, subject to the director’s continued service on the Board. It is not contemplated that any additional awards will be granted during the first three years of any director’s service on the Board.

As of December 31, 2021, each of the directors listed in this table, other than Ms. Woung-Chapman, held 10,333 outstanding shares of restricted stock and no other equity awards with respect to the Company, and Ms. Woung-Chapman held 2,916 outstanding shares of restricted stock and no other equity awards with respect to the Company.

(3)

With respect to Ms. Holroyd, the amount in this column reflects a one-time special bonus earned for leading the Company’s search for a new independent director in 2021 (which resulted in the appointment of Ms. Woung-Chapman).

(4)

The amounts in this column are calculated by (i) for Ms. Woung-Chapman, subtracting the value in the “Stock Awards” column from the “Total” column and adding back the annualized value of the restricted stock award grants (calculated by dividing the grant date fair value reported in the “Stock Awards” column by two) and (ii) for all other non-employee directors, adding the annualized value of the 2020 restricted stock award grants (calculated by dividing the grant date fair value reported in the “Stock Awards” column in the 2020 Director Compensation Table by three). As noted above, the 2021 restricted stock award to Ms. Woung-Chapman was intended to represent two years’ worth of equity awards, and the fiscal 2020 restricted stock awards to each director other than Ms. Woung-Chapman was intended to represent three years’ worth of equity grants. It is not contemplated that any additional awards will be granted during the first three (or, for Ms. Woung-Chapman, two) years of the recipient’s service on the Board. The amounts reported in this column differ from, and are not a substitute for, the amount reported in the “Total” column, as calculated pursuant to the Director Compensation Table rules.

(5)

In accordance with the SEC’s executive compensation disclosure rules, compensation received by Mr. Brooks for his service as a director during 2021 has been reported in the Summary Compensation Table above. The amount shown in the “Adjusted Total with Annualized Stock Award” column for Mr. Brooks reflects only the annualized value of the restricted stock award granted to Mr. Brooks in 2020.

HOW TO COMMUNICATE WITH US

Shareholders or other interested parties may contact any director, any committee of the Board or our non-management directors as a group, by writing to them c/o Corporate Secretary, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters also will be referred to members of the Audit & Reserves Committee. All such communications will be forwarded to the appropriate member of the Board.

OUR EXECUTIVE OFFICERS

The Oasis executive management team brings to the Company extensive experience in the oil and gas industry, deep knowledge of the Company’s business, and differentiated and advanced skills in identification, acquisition and execution of resource opportunities.

Set forth below is biographical information about each of the Company’s executive officers, other than Mr. Brown, who is a Director of the Company and whose information may be found above in “Item 1 - Election of Directors.”

Taylor L. Reid PRESIDENT AND CHIEF OPERATING OFFICER, OASIS PETROLEUM INC. Houston, Texas Age: 59

PREVIOUS EXPERIENCE

•  Co-founded Oasis in 2007

•  37 years in the oil and gas industry

•  President and Chief Operating Officer of Oasis since January 2014

•  Served as Chief Executive Officer and Director of OMP GP LLC, the general partner of Oasis Midstream Partners LP,* from September 2017 to February 2022

•  Served as Asset Manager Permian and Panhandle Operations with ConocoPhillips from April 2006 to October 2006

•  Served as General Manager Latin America and Asia Operations with Burlington Resources from March 2004 to March 2006 and as General Manager Corporate Acquisitions and Divestitures from July 1998 to February 2004

•  From March 1986 to June 1998, held various operations and managerial positions with Burlington in several regions of the continental United States, including the Permian Basin, the Williston Basin and the Anadarko Basin

EDUCATION

•  Mr. Reid holds a Bachelor of Science in Petroleum Engineering from Stanford University.

EXPERTISE

•  As co-founder and President of the Company, Mr. Reid has exceptional knowledge of the Company and its strategy, finances, and operations. His deep knowledge of the Company and the industry resulting from his tenure with the Company and various roles at other oil and gas companies make him a critical leader for Oasis.

CHARITABLE, COMMUNITY AND INDUSTRY INVOLVEMENT

•  Mr. Reid serves on the advisory board of the Stanford School of Earth, Energy & Environmental Sciences, as well as the board of trustees at Presbyterian School in Houston. Mr. Reid recently served as a board member and Chairman of the HAY Center which focuses on helping children transitioning out of foster care in the Houston area. He also is a member of the US Oil & Gas Association.

*  OMP was a subsidiary of the Company until its merger with Crestwood Equity Partners LP, which closed on February 1, 2022

OUR EXECUTIVE OFFICERS

Michael H. Lou EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, OASIS PETROLEUM INC. Houston, Texas Age: 47

PREVIOUS EXPERIENCE

•  25 years in the oil and gas industry

•  Oasis CFO and EVP since 2011; Oasis SVP, Finance from 2009-2011

•  From September 2017 to February 2022, served as President and Director of OMP GP LLC, the general partner of Oasis Midstream Partners LP*

•  From 2006 to 2008, served as Chief Financial Officer of various oil and gas companies

•  From 1997 to 2006, held positions of increasing responsibility, most recently as Director, at various investment banks

BACKGROUND & EDUCATION

•  Mr. Lou holds a Bachelor of Science in Electrical Engineering from Southern Methodist University. Mr. Lou’s parents immigrated from China, and he speaks conversational Chinese.

CHARITABLE, COMMUNITY AND INDUSTRY INVOLVEMENT

•  Mr. Lou serves on the board of OneGoal Houston, a college entry and persistence initiative for under-privileged students in Houston. He also serves on the Host Committee of the Cystic Fibrosis Foundation’s 65 Roses charity in Houston. Mr. Lou and his family participate with their local congregation in Boxes of Blessing, providing meals for a week for families in need throughout the Houston area. Mr. Lou also rides annually with the Oasis team in the MS 150.

*  OMP was a subsidiary of the Company until its merger with Crestwood Equity Partners LP, which closed on February 1, 2022

OUR EXECUTIVE OFFICERS

Nickolas J. Lorentzatos EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL & CORPORATE SECRETARY, OASIS PETROLEUM INC. Houston, Texas Age: 52

In addition to his role as EVP and General Counsel, Mr. Lorentzatos is responsible for the oversight and management of the Company’s human resources, information technology, corporate services, and governmental affairs departments.

PREVIOUS EXPERIENCE

•  23 years in the oil and gas industry; 27 years practicing law

•  Oasis EVP, GC and Corporate Secretary since January 2014

•  Oasis SVP, GC and Corporate Secretary from 2010-2013

•  From September 2017 to February 2022, served as EVP, GC, Corporate Secretary and Director of OMP GP LLC, the general partner of Oasis Midstream Partners LP*

•  From July 2007 to September 2010, served as Senior Counsel to Targa Resources

•  From April 2006 to July 2007, served as Senior Counsel to ConocoPhillips

•  From August 1999 to April 2006, served as Counsel and Senior Counsel to Burlington Resources

•  From September 1995 to August 1999, associate attorney with Bracewell & Patterson, LLP

BACKGROUND & EDUCATION

•  Mr. Lorentzatos’ parents immigrated from Greece, and he is in the first generation of his family to attend college. Mr. Lorentzatos holds a Bachelor of Arts from Washington and Lee University, a Juris Doctor from the University of Houston, and a Masters of Business Administration from the University of Texas at Austin. He speaks fluent Greek.

CHARITABLE, COMMUNITY AND INDUSTRY INVOLVEMENT

•  Mr. Lorentzatos is President of the HAY Center Foundation, which focuses on helping children transitioning out of foster care in the Houston area, and he is a board member of the Houston Area Parkinson Society. He also serves on the Parish Council for Annunciation Greek Orthodox Cathedral.

*  OMP was a subsidiary of the Company until its merger with Crestwood Equity Partners LP, which closed on February 1, 2022

AUDIT & RESERVES COMMITTEE REPORT

The information contained in this Audit & Reserves Committee Report and references in this proxy statement to the independence of the Audit & Reserves Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit & Reserves Committee consists of four directors who are independent, as defined by the standards of the NASDAQ and the rules of the SEC. Under the charter approved by the Board of Directors, the Audit & Reserves Committee assists the Board of Directors in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its consolidated financial statements and is responsible for selecting and retaining the independent registered public accounting firm.

The independent registered public accounting firm provided the Committee a written statement describing all the relationships between that firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Public Company Accounting Oversight Board (“PCAOB”). The Committee also discussed with the independent registered public accounting firm any relationships that may impact the independence of that firm.

The Committee discussed and reviewed with the independent registered public accounting firm all communications required to be discussed by standards of the PCAOB, including those described in PCAOB AS 1301 (Communication with Audit Committees).

The Committee reviewed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2021, and discussed them with management and the independent registered public accounting firm. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2021, that has been filed with the SEC.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit & Reserves Committee’s charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those consolidated financial statements. The Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on the Company’s consolidated financial statements.

The Audit & Reserves Committee meets regularly with management and the independent registered public accounting firm, including private discussions with the independent registered public accounting firm, and receives the communications described above. The Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding

AUDIT & RESERVES COMMITTEE REPORT

questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards.

Audit & Reserves Committee of the Board of Directors

Cynthia Walker, Chair Samantha Holroyd, Member John Jacobi, Member Robert McNally, Member

Item 2: Ratification of Appointment of the Independent Registered Public Accounting Firm

✓  The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the registered public accounting firm of the Company for 2022.

RATIFICATION OF AUDITORS

Ratification of Appointment of the Independent Registered Public Accounting Firm

The Audit & Reserves Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2022. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since its inception on February 26, 2007. The 2021 audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting was completed on February 24, 2022.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by shareholders is not legally required, but the Board of Directors and the Audit & Reserves Committee believe the submission provides an opportunity for shareholders through their vote to communicate with the Board of Directors and the Audit & Reserves Committee about an important aspect of corporate governance. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit & Reserves Committee may reconsider the selection of that firm as the Company’s independent registered public accounting firm.

The Audit & Reserves Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The shareholders’ ratification of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit & Reserves Committee to change the Company’s independent registered public accounting firm at any time.

Audit and All Other Fees

The table below sets forth the aggregate fees billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for services performed during each of the last two years (in thousands):

	2021	2020
Audit Fees(1)(5)	$1,422	$2,881
Audit-Related Fees(2)(5)	255	0
Tax Fees(3)(5)	155	123
All Other Fees(4)(5)	1	1

Total	$1,833	$3,005

(1)

Audit fees represent fees for professional services provided in connection with: (a) the annual audits of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting and (b) the review of the Company’s quarterly consolidated financial statements for the years ended December 31, 2021 and 2020.

(2)

Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements in connection with reviews of the Company’s other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2021 and 2020.

(3)	Tax fees represent tax return preparation and consultation on tax matters.
(4)	All other fees include any fees billed that are not audit, audit-related, or tax fees. In 2021 and 2020, these fees related to accounting research software.
(5)	Does not include fees paid to PricewaterhouseCoopers LLP for work in its capacity as the independent registered public accounting firm of Oasis Midstream Partners LP.

The charter of the Audit & Reserves Committee requires that the Committee review and pre-approve the plan and scope of PricewaterhouseCoopers LLP’s audit, tax and other services. For the year ended December 31, 2021, the Audit & Reserves Committee pre-approved each of the services described above.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the registered public accounting firm of the Company for 2022.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors John Jacobi, Chair N. John Lancaster, Jr., Member Robert McNally, Member Marguerite Woung-Chapman, Member

Item 3:	Advisory Vote to Approve Executive Compensation

✓

The Board of Directors unanimously recommends an advisory vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Advisory Vote to Approve

Executive Compensation

Advisory Vote to Approve Executive Compensation

Section 14A(a)(1) of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers, as described in the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 30. Although the vote is non-binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters and we expect to hold this vote on an annual basis for the foreseeable future. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions.

In deciding how to vote on this proposal, we encourage you to review the “Compensation Discussion and Analysis” and “2021 Executive Compensation” sections of this proxy statement for a detailed description of our executive compensation program.

As described in the Compensation Discussion and Analysis section, we designed our executive compensation in accordance with our philosophy of rewarding performance that supports our long-term strategy and achievement of our short-term goals along with our belief that compensation should help attract and retain the most qualified individuals in the oil and gas industry, align with shareholder interests and encourage individual accountability.

In 2021, we believe that our executive compensation played a significant role in attracting, motivating and retaining a highly qualified executive team to bring strategic focus to the Company, enhance returns for shareholders and successfully execute multiple transactions to unlock significant value for the Company’s interest in its subsidiaries.

It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, other companies in the same and closely related industries, and shareholder interests and concerns. We believe our compensation program is effective, appropriate, and strongly aligned with the interests of our shareholders.

Text of the Resolution to be Adopted

The Board is asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosures.”

Vote Required

The affirmative vote of shareholders holding at least a majority of the shares present and entitled to be voted on the proposal on the record date for determining shareholders entitled to vote at the 2022 Annual Meeting is required for approval of Item 3. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes how the Compensation Committee of the Board determined 2021 executive compensation, the elements of our 2021 executive compensation program and the compensation of each of our Named Executive Officers. The information provided should be read together with the information presented in the “Executive Compensation” section of this proxy. For 2021, the Named Executive Officers were:

Name	Title and Position During 2021
Daniel E. Brown (1)	Chief Executive Officer
Taylor L. Reid	President and Chief Operating Officer
Michael H. Lou	Executive Vice President and Chief Financial Officer
Nickolas J. Lorentzatos	Executive Vice President, General Counsel and Corporate Secretary
Douglas E. Brooks (2)	Former Chief Executive Officer

(1)	On April 13, 2021, the Board appointed Daniel E. Brown to serve as our Chief Executive Officer.
(2)	Mr. Brooks served as our Chief Executive Officer until April 13, 2021 when Mr. Brown was appointed. Mr. Brooks continues to serve as our Board Chair.

OVERVIEW AND 2021 HIGHLIGHTS

2021 was a transformational year for Oasis, and the Company delivered impressive results. At the beginning of the year, the Board and management publicly stated their goal for Oasis to accomplish in months what usually would take years by aggressively pursuing value creation. Through our innovative 2021 compensation program, the Board intended to align management and shareholder interests and to incentivize management to create value for shareholders. The following highlights our resulting accomplishments for 2021:

•	ESG – Produced inaugural Sustainability Report in August 2021, confirming the Company’s commitment to increasing transparency and improving ESG performance

•	Return on Capital – Increased stock price by approximately 300% since commencement of 2021 compensation program

•	Return of Capital – Returned $210 million to shareholders in 2021 through fixed and special dividends and share repurchases

•

Size and Scale – Acquired 95,000 net acres in our core asset, the Williston Basin, from Diamondback Energy, becoming one of the largest operators in the Basin, and resulting in higher free cash flow generation for the combined asset base and lower reinvestment rate

•

Focused Portfolio – Divested our Permian E&P asset at an attractive valuation in order to focus on our core Williston asset, where we have long-standing subsurface expertise and can drive operating efficiencies through our enhanced scale

•	Midstream Optimization

o	Simplification – Dropped-down our remaining midstream portfolio to Oasis Midstream Partners LP (“OMP”) in the first half of 2021

o

Merger – Announced sale of interest in OMP to Crestwood Equity Partners LP (“Crestwood”) in October 2021, unlocking the discounted value of OMP embedded in our share price and simplifying Oasis’ financial reports, which will no longer show midstream impacts other than accounting for our ownership of Crestwood units

COMPENSATION DISCUSSION AND ANALYSIS

2021 COMPENSATION PROGRAM

Compensation At-A-Glance

One of the Board’s key strategies to set the Company up for success was to design an innovative executive compensation program that would create significant alignment of management and shareholder rewards. In January 2021, the Compensation Committee announced the 2021 executive compensation program with 75% of executive equity opportunity tied to shareholder returns, significantly exceeding Oasis’ peer average of approximately 47% of executive equity tied to shareholder returns.

We view the various components of our 2021 compensation program as distinct but related, and we emphasize “pay for performance” by structuring our program so that a significant portion of our executive officers’ total compensation is “at risk” and tied to the Company’s long- and short-term financial, operational and strategic goals. As described in more detail below under “—Compensation Mix,” seventy percent (70%) of our CEO’s total compensation and sixty-five percent (65%) of the average of our other Named Executive Officers’ total compensation is “at risk” and tied to the Company’s long- and short-term financial, operational and strategic goals.

Elements of Compensation

Our 2021 compensation program is made up of the following elements:

Compensation Element	Description
Base Salary	• Fixed pay determined by position and level of responsibility • Competitively targeted within peer group

Annual Performance-Based Cash Incentive

•  Aligns employee’s interest with those of shareholders

•  Payment made based on achievement of specified Company performance goals (see page 34)

•  Final payout subject to Board discretion

•  Target payout is percentage of salary, which varies by position

Long-Term Equity-Based Compensation (three-year awards)

• Leveraged Stock Units (“LSU”)

•  Absolute TSR PSUs

•  Contingent shares may be earned over 3- and 4-year periods depending upon TSR performance measured against specific premium return objectives

•  Promote alignment with shareholder interests by rewarding the absolute increase in TSR

•  Number of LSUs earned ranges from 0-300% of target

• Relative TSR Performance Share Units (“PSU”)

•  Contingent shares may be earned over 3- and 4-year periods depending upon relative TSR performance measured against (i) Company’s oil and gas peers (50% of PSUs) and (ii) Russell 2000 Index (50% of PSUs)

•  Promote alignment with shareholder interests by rewarding shareholder returns compared to potential alternative investments

•  Number of PSUs earned ranges from 0-150% of target

• Restricted Stock Units (“RSU”)	• Contingent shares vest 25% per year over four years to promote retention of key executives

Other Employee Benefits

•  Benefits available to all employees, including medical, dental, short and long-term disability, health club subsidy, parking and 401(k) plan with employer matching of first 6% eligible compensation contributed

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Mix

The approximate allocation of the direct compensation elements described above (consisting of base salary, annual performance-based cash incentives, LSUs, PSUs and RSUs) provided to our CEO and the average of each of our other Named Executive Officers by the Compensation Committee for 2021 is shown in the two charts below (percentages are based on each Named Executive Officer’s 2021 base salary and 2021 target annual performance-based cash incentive amount, as set forth in the respective 2021 Employment Agreements, and the annualized value of the three-year equity grants made in 2021).

As the charts indicate, a majority of the total compensation for each of our Named Executive Officers is considered to be “at risk,” which means that such compensation is based on achievement with respect to performance metrics

COMPENSATION DISCUSSION AND ANALYSIS

that are tied to the Company’s long-term and short-term financial, operational and strategic goals. The annual performance-based cash incentives, LSUs and PSUs are deemed to be “at risk” because they are subject to such performance metrics. If a certain level of performance is not achieved with respect to such performance metrics, it is possible that our Named Executive Officers will not earn any compensation with respect to such annual performance-based cash incentives, LSUs and PSUs. On the other hand, base salary and RSUs are not deemed to be “at risk” because they are not subject to any type of performance metrics.

To be more precise, seventy percent (70%) of our CEO’s total compensation and sixty-five percent (65%) of the average of our other Named Executive Officers’ total compensation is “at risk” and tied to the Company’s long- and short-term financial, operational and strategic goals.

Shareholder Outreach

Since 2015, we have pursued an annual formal shareholder outreach campaign focused on our compensation practices and other topics of interest to shareholders. In 2021, consistent with past practice, we invited shareholders representing over 50% of our outstanding shares to participate, and we expanded our focus to include compensation and ESG matters. Shareholders representing over 25% of shares outstanding elected to participate in discussions with the Company’s executive management and Board Chair. Participants were generally supportive of the Company’s compensation program and inaugural Sustainability Report and provided valuable feedback. In line with recommendations, and consistent with the Company’s commitment to increase transparency and improve ESG performance, the Company included quantitative sustainability metrics as performance goals in its 2022 performance-based cash incentive award program. See “—Actions Taken for the 2022 Fiscal Year—Annual Incentive Awards.”

Base Salaries

The table below sets forth the 2021 base salary level for each of our Named Executive Officers:

Named Executive Officer	2021 Base Salary
Daniel E. Brown	$600,000
Taylor L. Reid	$500,000
Michael H. Lou	$450,000
Nickolas J. Lorentzatos	$400,000

Annual Incentive Awards

At the end of 2020, we established the 2021 annual performance-based cash incentive award program to reward achievement of our annual Company performance goals. At that time, the Compensation Committee established threshold, target and maximum cash incentive award opportunities for each Named Executive Officer for the upcoming year, set as a percentage of the officer’s base salary. The table below sets forth the 2021 annual incentive opportunities for each of our Named Executive Officers:

	Threshold (as % of base salary)	Target (as % of base salary)	Maximum (as % of base salary)
Daniel E. Brown (1)	50%	100%	200%
Taylor L. Reid	50%	100%	200%
Michael H. Lou	50%	100%	200%
Nickolas J. Lorentzatos	40%	80%	160%

(1)	With respect to Mr. Brown, the percentages indicated do not reflect pro-ration for his partial year of service as our Chief Executive Officer during 2021.

COMPENSATION DISCUSSION AND ANALYSIS

The Company also identified annual performance goal metrics, each with a pre-assigned weighting as set forth in the table below, to serve as a guideline for determining award payouts earned by our Named Executive Officers for 2021. The table below also indicates actual performance with respect to each performance goal metric for 2021 and the resulting assessment of performance against each goal. However, the determination of the level of achievement with respect to the applicable performance goal metrics and the actual award payout earned by our Named Executive Officers for 2021 was subject to the sole discretion of the Compensation Committee.

Metric	Weight Units	Performance Goal (Target)	Actual Performance	Assessment
Free Cash Flow (1)	45%	1.0	1.47	Above Target
Corporate Returns & Capital Efficiency (2)	25%	1.0	0.57	Below Target
Corporate Initiatives (3)	30%	1.0	1.43	Above Target
ESG Metrics (4)	15%	1.0	0.80	Below Target

(1)

Free Cash Flow included sub-metrics for (i) lease operating expenses for our E&P operations, (ii) general and administrative expenses, (iii) operating cash flow, which includes earnings before interest, taxes, depreciation and amortization (“EBITDA”) less cash interest and cash taxes, and (iv) capital expenditures, including drilling and completion costs, leasehold, well facilities, capital workover and development geological & geophysical costs and Oasis’ share of OMP’s capital.

(2)

Corporate Returns & Capital Efficiency included sub-metrics for (i) well/drill spacing unit accountability, which is a measure estimating internal rate of returns for projects assumed to start/continue within the current year, and (ii) a two-year proved developed finding & development cost rate, which is defined as capital expenditures for drilling, completion, workover and facility costs incurred in the current year plus prior year, divided by net proved reserves developed within the current year plus prior year, inclusive of revisions.

(3)

Corporate Initiatives included (i) OMP Optimization, which included the execution of the midstream business simplification, including the contribution of the remaining interests in OMP and the cancellation and conversion of the incentive distribution rights, (ii) Cost Optimization, which represented net dollar savings from a consultant-led cost assessment project, excluding G&A, and (iii) other corporate initiatives (capital allocation committee, ESG, ERM, Permian divestiture and dividend program).

(4)	ESG Metrics include modifiers for both our safety and environmental programs, which represent aggregate adjustments based on the Company’s overall safety and environmental performance for the year.

Although the Company’s performance with respect to each performance goal metric for 2021 indicated that annual incentive award payments should be made at 134% of target, management recommended and the Compensation Committee agreed that the annual performance-based cash incentive award payable to the Named Executive Officers for 2021 based on the Company’s 2021 performance should be paid at 100% of target due to lower than expected performance with respect to certain performance goal metrics, as noted in the table above. The target amounts and actual amounts earned by our Named Executive Officers under the 2021 annual performance-based cash incentive award program are listed in the table below:

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officer	2021 Target Cash Incentive Award	2021 Actual Cash Incentive Award
Daniel E. Brown (1)	$432,790	$432,790
Taylor L. Reid	$500,000	$500,000
Michael H. Lou	$450,000	$450,000
Nickolas J. Lorentzatos	$320,000	$320,000

(1)	With respect to Mr. Brown, the amounts shown reflect pro-ration for his partial year of service as our Chief Executive Officer during 2021.

Long-Term Equity-Based Incentives

OAS Equity Awards

As part of its Plan of Reorganization, on emergence from restructuring, the Company adopted its 2020 Long Term Incentive Plan (the “2020 LTIP”), a comprehensive equity-based award plan as part of the go-forward compensation for the Company’s officers, directors and employees. The Plan of Reorganization required the Board to allocate 5% of the 10% total new equity reserved under the 2020 LTIP to the Company’s management no later than 45 days after emergence. The Plan of Reorganization also required that the allocated equity consist solely of restricted stock units on terms (including performance metrics and vesting criteria) agreed upon between the Company’s management and the Compensation Committee.

On January 18, 2021, in order to satisfy this equity allocation requirement and after considering the input of its compensation consultant and market data, the Compensation Committee approved a new equity incentive program, which consists of three types of awards as described below.

Three-Year Equity Awards. As previously noted, the 2021 executive compensation program has 75% of executive equity opportunity tied to shareholder returns, creating significant alignment of management and shareholder rewards. It is important to note that the equity awards made to executives in January 2021, described herein, were not typical annual grants, but were designed to represent a single grant to cover the next three years. A large portion of these grants vest, if at all, four years following the date of grant. These initial grants were made in order to incentivize the Company’s management team to achieve sustained performance over an extended period of time, as well as to satisfy the Plan of Reorganization’s 2020 LTIP equity allocation requirement established upon emergence from bankruptcy. Please note that the value of these three-year equity awards included in the 2021 Summary Compensation Table significantly increases the “Total Compensation” value for our Named Executive Officers above what we target for annual compensation. Because these were not designed to be annual grants, the Compensation Committee did not intend to make any additional equity grants to any existing officers and directors who received the three-year grants until the 2024 fiscal year. As a result, for 2022, no additional equity awards have been made to officers and directors that received three-year awards, and shareholders will note a corresponding decrease in “Total Compensation” in the 2022 Summary Compensation Table in the proxy statement for our 2023 Annual Meeting, as no value is expected to be included in the “Stock Awards” column for annual grants.

•	Time-Vested Restricted Stock Units (“RSUs”): Contingent shares vest 25% per year over four years to promote retention.

•

Relative Total Shareholder Return Performance Share Units (“PSUs”): Contingent shares that may be earned over three and four years depending upon the Company’s relative total shareholder return (“TSR”) performance in comparison to pre-determined arrays of companies, as described below. The PSUs are designed to promote alignment with shareholder interests by rewarding for shareholder returns measured against potential alternative investments.

COMPENSATION DISCUSSION AND ANALYSIS

•

Number of PSUs earned over the three- or four-year performance periods ranges from 0 to 150% of target, based on performance, with 50% of the PSU awards based on performance relative to the Company’s oil and gas peers (divided evenly between the three- and four-year performance periods) and the remaining 50% of the PSU awards based on performance relative to the broad-based Russell 2000 index (divided evenly between the three- and four-year performance periods).

•

Absolute TSR PSUs (also known as Leveraged Stock Units (“LSUs”)): Contingent shares that may be earned over three and four years depending upon the TSR performance of the Company’s common stock measured against specific premium return objectives. These PSUs are designed to promote alignment with shareholder interests by rewarding for the absolute increase in TSR.

•	Number of LSUs earned over the three- or four-year performance periods ranges from 0 to 300% of target, based on performance (divided evenly between the three- and four-year performance periods).

The following chart sets forth the weighting of the equity awards pursuant to the 2021 Compensation Plan:

On January 18, 2021, the Compensation Committee made the initial grants set forth below under the new equity incentive program (Initial Equity Grants) to Messrs. Reid, Lou, and Lorentzatos. In addition, on April 13, 2021, the Compensation Committee made the initial grants set forth below under the new equity incentive program to Mr. Brown. As noted above, in order to incentivize the Company’s management team to achieve sustained performance over an extended period of time, as well as to satisfy the Plan of Reorganization’s 2020 LTIP equity allocation requirement, these grants are designed to represent a three-year grant, not an annual grant, and as such, the Compensation Committee does not intend to make any additional equity grants to any existing officers and directors who receive three-year grants until the 2024 fiscal year at the earliest.

COMPENSATION DISCUSSION AND ANALYSIS

	Target			Maximum
	Time- Vested RSUs (#)	Relative TSR PSUs (#)	Absolute TSR PSUs (LSUs) (#)(1)	Time-Vested RSUs (#)	Relative TSR PSUs (#)	Absolute TSR PSUs (LSUs) (#)(1)
Daniel E. Brown	43,975	43,980	74,584	43,975	65,970	223,752
Taylor L. Reid	29,604	29,604	46,856	29,604	44,406	140,568
Michael H. Lou	27,632	27,632	43,728	27,632	41,448	131,184
Nickolas J. Lorentzatos	16,776	16,776	26,552	16,776	25,164	79,656

(1)	The total number of shares of common stock that may be delivered under the LSUs may not exceed 10 times the fair value of the award on the date of grant.

If a Named Executive Officer’s employment with the Company is terminated prior to the end of the RSU vesting period (i) by the Company without “cause,” (ii) by reason of the Company’s non-renewal of the Named Executive Officer’s employment agreement (a “Non-Renewal”), (iii) by the Named Executive Officer for “good reason” or (iv) by reason of the Named Executive Officer’s death, then, upon termination, the Named Executive Officer will vest in the number of unvested RSUs that were scheduled to vest within 12 months following his termination, with full vesting of unvested RSUs if any of these types of termination occurs within 18 months following a change in control.

If the Named Executive Officer’s employment with the Company is terminated prior to the end of the PSU or LSU vesting period, as applicable, (i) by the Company without “cause,” (ii) by reason of a Non-Renewal, (iii) by the Named Executive Officer for “good reason” or (iv) by reason of the Named Executive Officer’s death, then, actual PSU and LSU performance will be measured at the end of the entire three- or four-year measurement period (or, if a change in control occurs prior to the end of the applicable measurement period, a truncated performance period based on the change in control price), and then the amount of the earned award would be prorated based on (A) the Named Executive Officer’s service following the effective date of his Employment Agreement or (B) 12 months, whichever is greater, as a percentage of the entire measurement period (increased to 18 months if the termination occurs within 18 months following the effective date of the applicable Named Executive Officer’s employment agreement). If a change in control occurs prior to the end of a performance measurement period, then performance will be measured based on the change in control price and a truncated performance period. In addition, if the change of control occurs 18 months or less following the effective date of the Employment Agreement with a Named Executive Officer, performance will be measured against (i) the change in control price or (ii) 100% of target payout, whichever is greater.

OMP GP Awards

On March 30, 2021 (the “Simplification Date”), in connection with certain contribution and simplification transactions involving the Company, OMP (which was previously our midstream MLP) and other relevant parties, certain Class B Units representing membership interests in OMP GP, the general partner of OMP, that were previously issued to each of Messrs. Reid, Lou and Lorentzatos by OMP GP were converted into and exchanged for the right to receive restricted common units of OMP (the “Restricted Units”). Mr. Reid received 20,712 Restricted Units, Mr. Lou received 20,712 Restricted Units and Mr. Lorentzatos received 20,712 Restricted Units. The Restricted Units received by each of Messrs. Reid, Lou and Lorentzatos are subject to the following vesting schedule: (i) 34% of the Restricted Units vested on the Simplification Date, (ii) 33% of the Restricted Units will vest on the first anniversary of the Simplification Date and (iii) 33% of the Restricted Units will vest on the second anniversary of the Simplification Date.

On February 1, 2022, the Restricted Units fully vested upon the closing of the merger between OMP GP, OMP, Crestwood Equity Partners LP (“Crestwood”) and the other relevant parties and were converted into unrestricted Crestwood common units.

COMPENSATION DISCUSSION AND ANALYSIS

OMP Awards

Oasis previously granted to each of Messrs. Reid, Lou and Lorentzatos phantom units that relate to OMP. Each phantom unit represents the right to receive, upon vesting of the award, a cash payment equal to the fair market value of one OMP common unit. Messrs. Reid, Lou and Lorentzatos are also entitled to Distribution Equivalent Rights (DER) with respect to each phantom unit received. Each DER represents the right to receive, upon vesting of the award, a cash payment equal to the value of the distributions paid on one OMP common unit between the grant date and the applicable vesting date. The phantom unit awards were scheduled to vest in equal amounts each year over a three-year period. As of December 31, 2021, two-thirds of the phantom unit awards had vested and one-third of the phantom unit awards remained unvested. For more information on the phantom units, see “ —Actions Taken for the 2022 Fiscal Year—OMP Phantom Unit Awards.”

2021 Compensation Comparison—Reported Pay, Pay with Annualized Stock Awards and Actual Pay

The following chart compares for each Named Executive Officer (i) 2021 compensation as required by SEC rules to be reported in the 2021 Summary Compensation Table (“2021 Reported Pay”), (ii) 2021 Reported Pay adjusted to reflect an annualized, rather than three-year, stock award (“2021 Pay with Annualized Stock Award”), and (iii) actual compensation received pursuant to the Company’s 2021 compensation program (“2021 Actual Pay”).

We believe the above chart is helpful to provide context for the 2021 compensation program; however, it should not be viewed as a substitution for the compensation reported in the 2021 Summary Compensation Table.

EMPLOYMENT AGREEMENTS FOR NAMED EXECUTIVE OFFICERS.

In early 2021, as part of the implementation of the new equity incentive plan, Messrs. Reid, Lou and Lorentzatos entered into new employment agreements that superseded their prior employment agreements and were aligned with the Initial Equity Grants. In addition, in connection with Mr. Brown’s appointment as Chief Executive Officer on April 13, 2021, the Company entered into an employment agreement with Mr. Brown. The employment agreements entered into with our Named Executive Officers in 2021 are referred to herein as the “Employment Agreements.”

COMPENSATION DISCUSSION AND ANALYSIS

Termination of Employment. Under the Employment Agreements, upon any termination of employment, the Named Executive Officers are entitled to receive (i) accrued but unpaid salary, (ii) any unpaid annual performance bonus earned for the calendar year prior to the year in which the Named Executive Officer terminates, (iii) reimbursement of eligible expenses and (iv) any employee benefits due pursuant to their terms (collectively, the “Accrued Payments”).

Death or Disability. If any of Messrs. Brown, Reid, Lou or Lorentzatos is terminated due to death or “disability,” then the Named Executive Officers will be entitled to receive the following amounts: (i) the Accrued Payments, (ii) a pro-rata portion of the annual performance bonus for the calendar year of termination, (iii) an amount equal to 12 months’ worth of the Named Executive Officer’s base salary, payable in a lump sum within 60 days following termination, and (iv) reimbursement of COBRA premiums, if the Named Executive Officer elects and remains eligible for COBRA, for up to 18 months following termination.

Non-Renewal of Employment Agreement. If a Named Executive Officer’s employment terminates by reason of the Company’s non-renewal of the Employment Agreement at expiration, the Named Executive Officer is entitled to receive reimbursement of COBRA premiums, if the Named Executive Officer elects and remains eligible for COBRA, for up to 12 months following termination. Except for this COBRA reimbursement obligation, and except as provided in any award notices for the Initial Equity Grants and any other equity grants that may be made in the future, the non-renewal of the Employment Agreement does not entitle a Named Executive Officer to any severance benefits, vesting of unvested equity grants or any other benefits. Under the Prior Employment Agreements, non-renewal by the Company was treated as a termination without “cause.”

Termination Other Than for Cause or Good Reason. If the Company terminates the employment of any of Messrs. Brown, Reid, Lou or Lorentzatos for reasons other than “cause,” or if the Named Executive Officer terminates employment for “good reason,” and, in each case, such termination is not on or within 18 months following a “change in control,” then the Named Executive Officer will be entitled to receive the following amounts: (i) the Accrued Payments; (ii) a pro-rata portion of the annual performance bonus for the calendar year of termination; (iii) an amount equal to the Severance Multiple (as defined below) of the sum of (1) the Named Executive Officer’s base salary as of the date of termination, plus (2) the aggregate of the product of (x) the Named Executive Officer’s base salary as of the date of termination and (y) the target bonus percentage specified in such Named Executive Officer’s Employment Agreement (or such higher percentage specified by the Board with respect to the calendar year in which the date of termination occurs), payable in equal monthly installments (with amounts in excess of certain limitations under Section 409A of the Internal Revenue Code payable in a lump sum within 60 days); and (iv) reimbursement of COBRA premiums, if the Named Executive Officer elects and remains eligible for COBRA, for up to 18 months following termination.

Severance amounts, other than the pro-rata bonus amount, are subject to the Named Executive Officer’s delivery to the Company (and non-revocation) of a release of claims within 50 days of his termination date.

Severance Multiples. Under the Employment Agreements, the severance multiples for each Named Executive Officer are as follows:

COMPENSATION DISCUSSION AND ANALYSIS

	Good Reason	Termination without Cause For First 15 Months (1)	Termination without Cause After First 15 Months (1)
Daniel E. Brown	2X	2X	2X
Taylor L. Reid	1.5X	2X	1.5X
Michael H. Lou	1X	2X	1X
Nickolas J. Lorentzatos	1X	2X	1X

(1)

For each of Messrs. Reid, Lou and Lorentzatos, the Employment Agreement provides for a higher severance multiple if the Named Executive Officer experiences a termination by the Company without “Cause” within 15 months following the effective date of the Employment Agreement. The Employment Agreement with Mr. Brown does not include such a provision.

Change in Control. Under each Employment Agreement, if a Named Executive Officer’s employment is terminated by the Company without “cause” or by the Named Executive Officer for “good reason,” in each case, on or within 18 months following a “change in control,” then the Severance Multiple is 2.5X for Messrs. Brown and Reid and 2X for Messrs. Lou and Lorentzatos. Under the Employment Agreements, each of Messrs. Reid, Lou and Lorentzatos have agreed that the 2020 Chapter 11 emergence will not constitute a change in control for purposes of the Employment Agreements. The Employment Agreement with Mr. Brown does not contain such a provision because Mr. Brown was not employed by the Company at the time of the 2020 Chapter 11 emergence.

No Gross Up Payments. Each Employment Agreement provides that, if any payments made pursuant to the Employment Agreements in connection with a change in control would result in a Named Executive Officer receiving golden parachute payments that are subject to excise tax under Section 280G and 4999 of the Internal Revenue Code, the Company will not provide any gross-up payment for such excise taxes.

Restrictive Covenants. Messrs. Brown, Reid, Lou and Lorentzatos are subject to certain confidentiality, non-compete and non-solicitation provisions contained in the Employment Agreements. The confidentiality covenants are perpetual, while the non-compete and non-solicitation covenants apply during the term of the Employment Agreements and for 12 months following the Named Executive Officer’s termination date. Each Prior Employment Agreement had provided that the non-compete and non-solicitation covenants ceased to apply if the Named Executive Officer was terminated for any reason on or after a change in control. Under the Employment Agreements, those covenants will continue for 12 months following the termination date, even in the case of a change in control.

Management Transition Compensation

On December 22, 2020, the Board appointed Mr. Brooks to serve as interim Chief Executive Officer and, on that same date, the Company entered into an employment agreement with Mr. Brooks (the “Brooks CEO Employment Agreement”) in connection with his appointment by the Board as interim Chief Executive Officer. On April 13, 2021, the Board appointed Daniel E. Brown to serve as Chief Executive Officer and Mr. Brooks ceased to serve as interim Chief Executive Officer. The Brooks CEO Employment Agreement terminated in accordance with its terms five business days after the date that Mr. Brown was appointed by the Board. Mr. Brooks continues to serve as a director and as Board Chair. As Board Chair, Mr. Brooks does not currently serve on any Board committees. Except for his compensation as a director, Mr. Brooks did not receive any salary, compensation, vacation, severance or other benefits as compensation for serving as interim Chief Executive Officer.

In connection with the Board’s appointment of Mr. Brown as Chief Executive Officer on April 13, 2021, the Board increased the size of the Board from six to seven directors and appointed Mr. Brown to fill the newly-created directorship, effective immediately. In addition, the Company entered into an employment agreement with Mr. Brown, which is described above under “—Employment Agreements for Named Executive Officers.”

COMPENSATION DISCUSSION AND ANALYSIS

EMPLOYEE BENEFITS

In addition to the elements of compensation previously discussed in this section, our Named Executive Officers are eligible for the same health, welfare and other employee benefits as are available to all our employees generally, which include medical and dental insurance, short and long-term disability insurance, a health and/or professional club subsidy and a 401(k) plan with a dollar-for-dollar match on the first 6% of eligible employee compensation contributed to the plan. In addition, the 401(k) plan permits the Board of Directors, in its discretion, to make an employer contribution for a plan year equal to a uniform percentage of eligible compensation for each active participant in the plan, including our Named Executive Officers, subject to applicable IRS limitations. While the Board of Directors has made such contributions in prior years, the Board determined not to make such a contribution in 2021. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation arrangements at this time.

The general benefits offered to all employees (and thus to our Named Executive Officers) are reviewed by our Compensation Committee each year. Currently, we provide our Named Executive Officers with limited perquisites, including certain parking and transportation benefits. Benefits offered only to Named Executive Officers are reviewed by our Compensation Committee in conjunction with its annual review of executive officer compensation.

BEST PRACTICES IN OUR COMPENSATION PROGRAM

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our 2021 executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

WHAT WE DO

☑ Independent compensation consultant reports directly to Compensation Committee ☑ Double-trigger change-in-control severance benefits ☑ Robust stock ownership guidelines	☑ Annual Say on Pay vote ☑ Limited perquisites ☑ Mitigation of undue risk

WHAT WE DO NOT DO

☒ No tax gross-ups ☒ No defined benefit pension plans or nonqualified deferred compensation plans ☒ No dividends on unearned performance-based awards under our LTIP	☒ LTIP does not allow repricing of underwater stock options without stockholder approval ☒ Do not allow pledging, hedging, or short sales of our securities

COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership Guidelines

The Compensation Committee believes that, in order to more closely align the interests of executives with the interests of the Company’s other shareholders, all executives should maintain a minimum level of equity interests in the Company’s common stock. The Compensation Committee previously adopted stock ownership guidelines requiring ownership of 200% of their respective annual base salaries for Named Executive Officers other than the CEO and 500% of annual base salary for the CEO. Our executives are required to hold shares until such ownership requirements are met.

Hedging, Short Sales and Pledging Policies

We prohibit our executives from engaging in any short-term trading, short sales, option trading and hedging transactions related to our common stock. We also prohibit our executives from purchasing our common stock on margin. In addition, our executives are prohibited from pledging Company stock without approval of the Board.

Clawback Policy

Currently, our equity-based incentive compensation awards and the Employment Agreements with our Named Executive Officers contain the following provisions for the recoupment of incentive compensation:

•

Equity award agreements covering grants made to our Named Executive Officers and other service providers include language providing that the award may be cancelled and the award recipient may be required to reimburse us for any realized gains to the extent required by applicable law or any clawback policy that we adopt.

•	The Company’s equity plan includes provisions specifying that awards under those arrangements are subject to any clawback policy we adopt.

•

The Employment Agreements contain a clawback provision that enables us to recoup any compensation that is deemed incentive compensation if required by any law, government regulation, stock exchange listing requirement, or Company policy adopted as required by such law, government regulation, or stock exchange listing requirement.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

Consideration of 2021 Say-on-Pay Advisory Vote

At our 2021 annual meeting, we held our most recent say-on-pay advisory vote, which resulted in over 80% of votes cast approving the compensation of our Named Executive Officers. Our then-serving Compensation Committee evaluated the results of the 2021 say-on-pay advisory vote and the support expressed by shareholders and considered many other factors in evaluating our executive compensation programs as discussed in this CD&A, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group company data. While each of these factors bore on the Committee’s decisions regarding our Named Executive Officers’ compensation, the Committee did not make any changes to the structure of our 2021 executive compensation program in response to the 2021 advisory vote.

Role of the Compensation Committee

Our executive compensation program has been administered by our independent Compensation Committee. Following our Chapter 11 emergence and the change in composition of our Board, the composition of the Compensation Committee was changed completely. Accordingly, compensation decisions that occurred prior to September 30, 2020 were made by the Compensation Committee of the pre-emergence Board, whereas compensation decisions after such date were made by the newly constituted Compensation Committee or the newly constituted Board.

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Chief Executive Officer and Other Officers

The Compensation Committee considers input from Mr. Brown, our Chief Executive Officer, regarding our executive compensation structure and the individual compensation levels for each executive officer. Mr. Brown and his officer team also provided information to the Compensation Committee regarding the performance of the Company and the attainment of the Company’s performance goals for the Committee’s determination of annual performance-based cash incentive awards. The Committee makes the final determination of Named Executive Officer compensation.

Role of the Compensation Consultant

Our Compensation Committee’s charter grants the Committee the sole authority to retain, at our expense, outside consultants or experts to assist in its duties. In 2021, our Compensation Committee engaged Exequity LLP (Exequity) to advise it with respect to executive compensation matters, including development of the annual compensation peer group and an annual review and evaluation of our executive and director compensation packages generally, based on, among other things, survey data and information regarding general trends. Representatives from Exequity periodically met with our Compensation Committee throughout the year and advised our Compensation Committee with regard to general trends in director and executive compensation, including: competitive benchmarking; incentive plan design; peer group selection; and other trends and developments affecting executive compensation. In addition, Exequity provided our Compensation Committee and management with survey compensation data regarding our compensation peer group for each fiscal year. In addition, to assist with the development of the design of the post-emergence compensation program, the Compensation Committee retained the services of Exequity as an independent compensation consultant. Specifically, Exequity advised the Compensation Committee on the sizing and structure of the Initial Equity Awards as well as the terms of the Employment Agreements.

The Compensation Committee assessed the independence of Exequity pursuant to NASDAQ rules and the Company concluded that the work performed by Exequity for the Compensation Committee did not raise any conflicts of interest.

Benchmarking and Peer Group

In order to attract, motivate and retain talented executive officers, our executive compensation program is designed to be competitive with the types and ranges of compensation paid by peer companies who compete for the same executive talent. On an annual basis, the Committee reviews and discusses compensation data for our Named Executive Officers as compared to compensation data for similarly situated executive officers at peer companies selected by the Committee.

For 2021, Exequity and our Compensation Committee met to select a group of companies that they considered a “peer group” for executive and director compensation analysis purposes. This peer group was then used for purposes of developing the recommendations presented to our Board for the 2021 compensation program. The oil and gas companies that make up this peer group were selected primarily because they (i) have similar annual revenue, assets, market capitalization or enterprise value as us and (ii) potentially compete with us for executive-level talent.

COMPENSATION DISCUSSION AND ANALYSIS

For evaluating the 2021 compensation program, with the input of Exequity, the Compensation Committee approved the peer group listed below.

2021 peer group:

• Antero Resources Corporation	• Murphy Oil Corporation
• Cabot Oil & Gas Corporation	• Parsley Energy, Inc.
• Callon Petroleum Company	• PDC Energy, Inc.
• Centennial Resource Development	• QEP Resources Inc.
• Cimarex Energy Co.	• Range Resources Corporation
• CNX Resources Corporation	• SM Energy Co.
• EQT Corporation	• Southwestern Energy Company
• Laredo Petroleum Inc.	• Whiting Petroleum Corporation
• Matador Resources Company	• WPX Energy, Inc.

In connection with the development of the 2022 compensation program, with the input of Exequity, the Compensation Committee approved the following peer group listed below.

2022 peer group:

• Antero Resources Corporation	• Matador Resources Company
• Callon Petroleum Company	• Murphy Oil Corporation
• Cimarex Energy Co.	• PDC Energy, Inc.
• CNX Resources Corporation	• Range Resources Corporation
• Enerplus Corporation	• SM Energy Co.
• Laredo Petroleum Inc.	• Whiting Petroleum Corporation
• Magnolia Oil & Gas Corporation

Compensation Practices as They Relate to Risk Management

We believe our compensation programs do not encourage excessive and unnecessary risk taking by our employees, including our executive officers, and are not reasonably likely to have a material adverse effect on us. Because our Compensation Committee retains the ability to apply discretion when determining the actual amount to be paid to executives pursuant to our annual performance-based cash incentive program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk taking in awarding cash incentive amounts. Further, our use of long-term equity-based compensation serves our compensation program’s goal of aligning the interests and objectives of our executives with those of our shareholders, thereby reducing the incentives to unnecessary risk taking.

Actions Taken for the 2022 Fiscal Year

The Oasis team hit the ground running again in 2022. On March 7, we announced a strategic merger of equals with Whiting Petroleum that would create a combined company with approximately 972 thousand net acres in the Williston Basin and an enterprise value in excess of $6.0 billion. The Company also announced a $280 million Return of Capital Program for 2022, to be implemented through an increased base dividend, variable dividends and up to $150 million of share repurchases. This program emphasizes the Company’s commitment to return capital to shareholders by increasing year-over-year returns by 33%.

COMPENSATION DISCUSSION AND ANALYSIS

2022 Compensation Overview

As discussed above, no stock awards have been made in 2022 to any officer who received a three-year equity grant in 2021. Additionally, none of the Named Executive Officers received increases to their base salary or target performance-based cash incentive for 2022.

OMP Phantom Unit Awards

On February 15, 2022, following the closing of the merger between OMP GP, OMP and Crestwood, the Compensation Committee accelerated the unvested portion of the OMP phantom unit awards granted to Messrs. Reid, Lou, and Lorentzatos and approved payments in settlement thereof in amounts equal to $190,640, $133,473, and $94,564, respectively, which amounts were based on the merger exchange ratio, the value of Crestwood common units that such OMP phantom units would have otherwise been converted into as a result of the merger and accumulated distribution equivalent rights.

Annual Incentive Awards

At the end of 2021, we established the 2022 annual performance-based cash incentive award program to reward achievement of our annual Company performance goals. For the 2022 annual performance-based cash incentive award program, the Company identified new annual performance goal metrics in order to reflect our strategy and investment thesis, each with a pre-assigned weighting as set forth in the table below, to serve as a guideline for determining award payouts earned by our Named Executive Officers for 2022.

Metric	Units	Weight
Quantitative Business Performance		60%

Returns & Capital Efficiency		30%
Project Returns	IRR%
Proved Development F&D	$/boe
Free Cash Flow Generation		30%
Expense Management (LOE + GP&T + G&A)	$/boe
Operating Cash Flow	$MM
Capital Expenditures	$MM
Quantitative Sustainability Metrics		25%

Safety	TRIR
Spills (VSR)	Bbls spilled out of secondary / MBbls produced
Emissions / Gas Capture	% Captured
Qualitative Corporate Initiatives		15%

Building on ESG Framework
Return of Capital
Organizational Improvement

In making these changes to the annual performance goal metrics for 2022, the Compensation Committee considered shareholder feedback, industry and peer company data, and evaluations by external consultants, and the Compensation Committee will continue to monitor the design effectiveness of the Company’s executive compensation structure in achieving the desired results.

EXECUTIVE COMPENSATION

2021 Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Named Executive Officers during the fiscal year ended December 31, 2021 and, to the extent required by applicable SEC disclosure rules, during the fiscal years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)	Adjusted Total with Annualized Stock Award ($)(7)
Daniel E. Brown	2021	$432,790	$—	$14,225,450	$432,790	$18,315	$15,109,345	$5,625,712
Chief Executive Officer(1)
Taylor L. Reid	2021	$504,176	$—	$5,937,417	$500,000	$21,408	$6,963,001	$3,004,723
President and Chief Operating Officer	2020	$600,000	$1,164,225	$1,758,864	$582,112	$21,108	$4,126,309	$—
	2019	$643,750	$—	$3,764,342	$450,000	$23,532	$4,881,624	$—
Michael H. Lou	2021	$451,257	$—	$5,541,467	$450,000	$21,408	$6,464,132	$2,769,821
Executive Vice President and Chief Financial Officer	2020	$480,000	$868,061	$1,278,145	$434,030	$21,108	$3,081,344	$—
	2019	$506,250	$—	$2,661,952	$360,000	$21,588	$3,549,790	$—
Nickolas J. Lorentzatos	2021	$401,043	$—	$3,364,593	$320,000	$21,408	$4,107,044	$1,863,982
Executive Vice President, General Counsel and Corporate Secretary	2020	$425,000	$614,911	$905,168	$307,456	$21,108	$2,273,643	$—
	2019	$448,333	$—	$1,886,186	$255,000	$20,808	$2,610,327	$—
Douglas E. Brooks	2021	$—	$—	$—	$—	$160,000	$160,000	$—
Former Interim Chief Executive Officer; Board Chair (2)	2020	$—	$—	$578,925	$—	$43,223	$622,148	$236,198

(1)	Mr. Brown began serving as our Chief Executive Officer, effective April 13, 2021.
(2)

Mr. Brooks served as our interim Chief Executive Officer from December 22, 2020 until April 13, 2021 when Mr. Brown was appointed as Chief Executive Officer. Prior to his appointment as our interim Chief Executive Officer, Mr. Brooks served, and continues to serve, as Board Chair.

(3)	Reflects the base salary earned by each Named Executive Officer during the fiscal year indicated.

EXECUTIVE COMPENSATION

(4)

For fiscal year 2021, reflects the aggregate grant date fair value of awards of RSUs, PSUs and LSUs granted under the 2020 LTIP, computed in accordance with FASB ASC Topic 718 and disregarding forfeitures. See Note 17 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021 for additional detail regarding assumptions underlying the value of these equity awards. For fiscal year 2021, the grant date fair value for RSUs is based on the closing price of our common stock on January 15, 2021, the last trading day preceding the grant date of January 18, 2021 (or, for Mr. Brown, April 13, 2021, the grant date) for those awards, which was $44.41 per share (or, for Mr. Brown, $68.07). For fiscal year 2021, the grant date fair value for the PSUs and LSUs was calculated based on the initial number of PSUs or LSUs, as applicable, granted at a weighted average grant date fair value price per unit of $64.70 (or, for Mr. Brown, $94.73), as computed using a Monte Carlo simulation model in accordance with FASB ASC Topic 718 and based on the probable achievement of the performance conditions at the time of grant. Under FASB ASC Topic 718, the vesting condition related to the PSUs and LSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the Named Executive Officers that could be calculated and disclosed based on achievement of the underlying market condition.

(5)

For fiscal year 2021, reflects performance-based cash incentive amounts earned by the Named Executive Officers for services performed in 2021 pursuant to our 2021 annual incentive compensation program. The amounts earned by the Named Executive Officers are described in more detail above under “—Compensation Discussion and Analysis—2021 Compensation Program—Annual Incentive Awards.”

(6)	The following items are reported in the “All Other Compensation” column for fiscal year 2021:

Name	Parking	401(k) Plan Match	Director Compensation(a)	Total
Daniel E. Brown	$2,882	$15,433	$—	$18,315
Taylor L. Reid	$4,008	$17,400	$—	$21,408
Michael H. Lou	$4,008	$17,400	$—	$21,408
Nickolas J. Lorentzatos	$4,008	$17,400	$—	$21,408
Douglas E. Brooks	$—	$—	$160,000	$160,000

(a)

Represents annual cash retainer fees of $160,000 paid to Mr. Brooks for service as a Director of the Company during fiscal year 2021. Please see “Board of Directors—Director Compensation” for more information about the Company’s director compensation program. Mr. Brooks did not receive any compensation for his service as an executive officer of the Company.

(7)

With respect to the Named Executive Officers, the amounts in this column for 2021 are calculated by subtracting the value in the “Stock Awards” column from the “Total” column and adding back the annualized value of the stock award grants (calculated by dividing the grant date fair value reported in the “Stock Awards” column by three). As noted above, the stock awards granted to each Named Executive Officer in 2021 were intended to represent three years’ worth of equity grants and it is not contemplated that any additional awards will be granted until 2024 at the earliest. With respect to Mr. Brooks, the amount in this column for 2020 is calculated by subtracting the value in the “Stock Awards” column from the “Total” column and adding back the annualized value of the stock award grants (calculated by dividing the grant date fair value reported in the “Stock Awards” column by three). The stock award granted to Mr. Brooks (and other directors) in 2020 was intended to represent three years’ worth of equity grants and it is not contemplated that any additional awards will be granted during the first three years of service on the Board. The amounts reported in this column differ from, and are not a substitute for, the amount reported in the “Total” column, as calculated pursuant to the Summary Compensation Table rules.

EXECUTIVE COMPENSATION

2021 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to each of our Named Executive Officers under the 2020 LTIP during fiscal year 2021. As described above, all equity awards described in the following table are intended to represent three-year equity grants and no additional equity awards are expected to be granted to our Named Executive Officers until 2024.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1) (In Shares)				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold	Target	Maximum	Threshold	Target		Maximum
Daniel E. Brown	4/13/2021	4/13/2021								43,975	(2)	$2,993,378
	4/13/2021	4/13/2021				—	37,292	(3)	111,876			$3,605,390
	4/13/2021	4/13/2021				—	37,292	(4)	111,876			$3,748,965
	4/13/2021	4/13/2021				10,995	21,990	(5)	32,985			$1,847,600
	4/13/2021	4/13/2021				10,995	21,990	(6)	32,985			$2,030,117
	(7)		$216,395	$432,790	$865,580
Taylor L. Reid	1/18/2021	1/18/2021								29,604	(2)	$1,314,714
	1/18/2021	1/18/2021				—	23,428	(3)	70,284			$1,505,952
	1/18/2021	1/18/2021				—	23,428	(4)	70,284			$1,547,888
	1/18/2021	1/18/2021				7,401	14,802	(5)	22,203			$748,685
	1/18/2021	1/18/2021				7,401	14,802	(6)	22,203			$820,178
	(7)	(3)	$250,000	$500,000	$1,000,000
Michael H. Lou	1/18/2021	1/18/2021								27,632	(2)	$1,227,137
	1/18/2021	1/18/2021				—	21,864	(3)	65,592			$1,405,418
	1/18/2021	1/18/2021				—	21,864	(4)	65,592			$1,444,554
	1/18/2021	1/18/2021				6,908	13,816	(5)	20,724			$698,813
	1/18/2021	1/18/2021				6,908	13,816	(6)	20,724			$765,545
	(7)	(3)	$225,000	$450,000	$900,000
Nickolas J. Lorentzatos	1/18/2021	1/18/2021								16,776	(2)	$745,022
	1/18/2021	1/18/2021				—	13,276	(3)	39,828			$853,381
	1/18/2021	1/18/2021				—	13,276	(4)	39,828			$877,145
	1/18/2021	1/18/2021				4,194	8,388	(5)	12,582			$424,266 4
	1/18/2021	1/18/2021				4,194	8,388	(6)	12,582			$464,779 4
	(7)	(3)	$160,000	$320,000	$640,000
Douglas E. Brooks	—	—	—	—	—	—	—		—	—		—

(1)

Reflects the aggregate grant date fair value of restricted stock unit awards, PSUs and LSUs granted under our 2020 LTIP in 2021, computed in accordance with FASB ASC Topic 718. See Note 17 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021 for additional detail regarding assumptions underlying the value of these equity awards. For fiscal year 2021, the grant date fair value for RSUs is based on the closing price of our common stock on January 15, 2021, the last trading day preceding the grant date of January 18, 2021 (or, for Mr. Brown,

EXECUTIVE COMPENSATION

April 13, 2021, the grant date) for those awards, which was $44.41 per share (or, for Mr. Brown, $68.07). For fiscal year 2021, the grant date fair value for the PSUs and LSUs was calculated based on the initial number of PSUs or LSUs, as applicable, granted at a weighted average grant date fair value price per unit of $64.70 (or, for Mr. Brown, $94.73), as computed using a Monte Carlo simulation model in accordance with FASB ASC Topic 718 and based on the probable achievement of the performance conditions at the time of grant.
(2)

Reflects RSUs granted under our 2020 LTIP that are scheduled to vest ratably over a four-year period on each of the first four anniversaries of the grant date, in each case subject to the Named Executive Officer’s continued employment through the applicable date of grant.

(3)

Reflects LSUs granted under our 2020 LTIP that are scheduled to vest in 25% increments following the end of four separate performance periods over a three-year period as follows: (a) with respect to Mr. Brown, the performance periods each began on April 15, 2021 and end on (i) July 15, 2023, (ii) October 15, 2023, (iii) January 15, 2024 and (iv) April 15, 2024, and (b) with respect to Messrs. Reid, Lou and Lorentzatos, the performance periods each began on January 15, 2021 and end on (i) April 15, 2023, (ii) July 15, 2023, (iii) October 15, 2023 and (iv) January 15, 2024, in each case, subject to the Named Executive Officer’s continued employment through such dates.

(4)

Reflects LSUs granted under our 2020 LTIP that are scheduled to vest in 25% increments following the end of four separate performance periods over a four-year period as follows: (a) with respect to Mr. Brown, the performance periods each began on April 15, 2021 and end on (i) July 15, 2024, (ii) October 15, 2024, (iii) January 15, 2025 and (iv) April 15, 2025, and (b) with respect to Messrs. Reid, Lou and Lorentzatos, the performance periods each began on January 15, 2021 and end on (i) April 15, 2024, (ii) July 15, 2024, (iii) October 15, 2024 and (iv) January 15, 2025, in each case, subject to the Named Executive Officer’s continued employment through such dates.

(5)

Reflects relative-TSR PSUs that are tied to the performance of certain of our peers granted under our 2020 LTIP that are scheduled to vest in 50% increments following the end of two separate performance periods over a four-year period as follows: the performance periods each began on December 31, 2020 and end on (i) December 31, 2023 and (ii) December 31, 2024, in each case, subject to each Named Executive Officer’s continued employment through such dates.

(6)

Reflects relative-TSR PSUs that are tied to the performance as compared to the Russell 2000 Index granted under our 2020 LTIP that are scheduled to vest in 50% increments following the end of two separate performance periods over a four-year period as follows: the performance periods each began on December 31, 2020 and end on (i) December 31, 2023 and (ii) December 31, 2024, in each case, subject to each Named Executive Officer’s continued employment through such dates.

(7)

Reflects performance-based cash incentive amounts granted under our 2021 incentive compensation program during fiscal year 2021 assuming threshold, target and maximum performance achievement. For Mr. Brown, these amounts have been adjusted to take into account the value of his potential performance-based cash incentive amount in light of his partial year of service. The amounts earned by the Named Executive Officers can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above and are described in more detail above under “—Compensation Discussion and Analysis—2021 Compensation Program—Annual Incentive Awards.”

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth information concerning outstanding equity awards that were held by each of our Named Executive Officers as of December 31, 2021.

			Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)(1)		Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(4)
Daniel E. Brown	—		—	—	—
	43,975(b	)	$5,540,410	—	—
	—		—	111,876	$14,095,257
	—		—	111,876	$14,095,257
	—		—	32,985	$4,155,780
	—		—	32,985	$4,155,780
Taylor L. Reid	13,670(a	)	$326,850	—	—
	29,604(b	)	$3,729,808	—	—
	6,056(c	)	$144,799	—	—
	—		—	70,284	$8,855,081
	—		—	70,284	$8,855,081
	—		—	22,203	$2,797,356
	—		—	22,203	$2,797,356
Michael H. Lou	13,670(a	)	$326,850	—	—
	27,632(b	)	$3,481,356	—	—
	4,240(c	)	$101,378	—	—
	—		—	65,592	$8,263,936
	—		—	65,592	$8,263,936
	—		—	20,724	$2,611,017
	—		—	20,724	$2,611,017

EXECUTIVE COMPENSATION

Nickolas J. Lorentzatos	13,670(a	)	$326,850	—	—
	16,776(b	)	$2,113,608	—	—
	3,003(c	)	$71,802	—	—
	—		—	39,828	$5,017,930
	—		—	39,828	$5,017,930
	—		—	12,582	$1,585,206
	—		—	12,582	$1,585,206
Douglas E. Brooks	10,334(a	)	$1,301,981	—	—

(1)

Amounts reflected in this column represent (a) OMP restricted units (which were issued on the Simplification Date in exchange for Class B Units representing membership interests in OMP GP and later became fully vested on February 1, 2022 upon the closing of the merger between OMP GP, OMP, Crestwood and the other relevant parties and were converted into unrestricted Crestwood common units), (b) unvested restricted stock unit awards and (c) unvested phantom unit awards held by our Named Executive Officers that vest ratably on the applicable remaining vesting dates as follows, subject to the Named Executive Officer’s continued employment (or service on the Board for Mr. Brooks):

Name	Award	Number Unvested on 12/31/2021	Remaining Vesting Dates
Daniel E. Brown	2021 RSU	43,975	April 13, 2022, April 13, 2023, April 13, 2024 and April 13, 2025
Taylor L. Reid	OMP Restricted Units	13,670	Fully vested on February 1, 2022
	2021 RSU	29,604	January 18, 2022, January 18, 2023, January 18, 2024 and January 18, 2025
	2019 Phantom Unit Award	6,056	Fully vested on February 5, 2022
Michael H. Lou	OMP Restricted Units	13,670	Fully vested on February 1, 2022
	2021 RSU	27,632	January 18, 2022, January 18, 2023, January 18, 2024 and January 18, 2025
	2019 Phantom Unit Award	4,240	Fully vested on February 5, 2022
Nickolas J. Lorentzatos	OMP Restricted Units	13,670	Fully vested on February 1, 2022
	2021 RSU	16,776	January 18, 2022, January 18, 2023, January 18, 2024 and January 18, 2025
	2019 Phantom Unit Award	3,003	Fully vested on February 5, 2022
Douglas E. Brooks	2020 Director Restricted Stock Award	10,334	December 29, 2022 and December 29, 2023

(2)

Amounts reflected in this column represent the market value of our common stock underlying (i) the unvested restricted stock award granted to Mr. Brooks in his capacity as a Director of the Company, (ii) the unvested restricted stock awards granted to Messrs. Reid, Lou and Lorentzatos in connection with the conversion of their Class B Units, and (ii) the unvested restricted stock unit awards held by our Named Executive Officers (other than Mr. Brooks), in each case, computed based on the closing price of our common stock on December 31, 2021, which was $125.99 per share. Amounts reflected in this column for the OMP restricted units and phantom unit awards represent the market value of OMP’s common units to which the phantom units held by Messrs. Reid, Lou and Lorentzatos relate, computed based on the closing price of OMP’s common units on December 31, 2021, which was $23.91.

(3)

This row includes outstanding PSUs as set forth below. In accordance with SEC rules, the amounts included in the below table reflect maximum performance (which was either equal to, or the next higher tier above, actual performance as of December 31, 2021) for all outstanding PSUs. The actual number of shares earned pursuant to PSUs may vary substantially from the amounts set forth above based on actual performance through the end of the applicable performance period.

EXECUTIVE COMPENSATION

Name	Award	Number of Unvested PSUs (Target) on 12/31/2021	Number of Unvested PSUs (Maximum) on 12/31/2021	Reported Performance Level	Applicable Performance Period and Performance Period End Date
Daniel E. Brown	LSU (three-year)	37,292	111,876	Maximum	Four separate performance periods as follows: the performance periods each began on April 15, 2021 and end on (i) July 15, 2023, (ii) October 15, 2023, (iii) January 15, 2024 and (iv) April 15, 2024.
	LSU (four-year)	37,292	111,876	Maximum	Four separate performance periods as follows: the performance periods each began on April 15, 2021 and end on (i) July 15, 2024, (ii) October 15, 2024, (iii) January 15, 2025 and (iv) April 15, 2025.
	Peer Relative TSR PSU	21,990	32,985	Maximum	Two separate performance periods as follows: the performance periods each began on December 31, 2020 and end on (i) December 31, 2023 and (ii) December 31, 2024.
	Index Relative TSR PSU	21,990	32,985	Maximum	Two separate performance periods as follows: the performance periods each began on December 31, 2020 and end on (i) December 31, 2023 and (ii) December 31, 2024.

Taylor L. Reid	LSU (three-year)	23,428	70,284	Maximum	Four separate performance periods as follows: the performance periods each began on January 15, 2021 and end on (i) April 15, 2023, (ii) July 15, 2023, (iii) October 15, 2023 and (iv) January 15, 2024
	LSU (four-year)	23,428	70,284	Maximum	Four separate performance periods as follows: the performance periods each began on January 15, 2021 and end on (i) April 15, 2024, (ii) July 15, 2024, (iii) October 15, 2024 and (iv) January 15, 2025.
	Peer Relative TSR PSU	14,802	22,203	Maximum	Two separate performance periods as follows: the performance periods each began on December 31, 2020 and end on (i) December 31, 2023 and (ii) December 31, 2024.
	Index Relative TSR PSU	14,802	22,203	Maximum	Two separate performance periods as follows: the performance periods each began on December 31, 2020 and end on (i) December 31, 2023 and (ii) December 31, 2024.

Michael H. Lou	LSU (three-year)	21,864	65,592	Maximum	Four separate performance periods as follows: the performance periods each began on January 15, 2021 and end on (i) April 15, 2023, (ii) July 15, 2023, (iii) October 15, 2023 and (iv) January 15, 2024
	LSU (four-year)	21,864	65,592	Maximum	Four separate performance periods as follows: the performance periods each began on January 15, 2021 and end on (i) April 15, 2024, (ii) July 15, 2024, (iii) October 15, 2024 and (iv) January 15, 2025.
	Peer Relative TSR PSU	13,816	20,724	Maximum	Two separate performance periods as follows: the performance periods each began on December 31, 2020 and end on (i) December 31, 2023 and (ii) December 31, 2024.
	Index Relative TSR PSU	13,816	20,724	Maximum	Two separate performance periods as follows: the performance periods each began on December 31, 2020 and end on (i) December 31, 2023 and (ii) December 31, 2024.

EXECUTIVE COMPENSATION

Nickolas J. Lorentzatos	LSU (three-year)	13,276	39,828	Maximum	Four separate performance periods as follows: the performance periods each began on January 15, 2021 and end on (i) April 15, 2023, (ii) July 15, 2023, (iii) October 15, 2023 and (iv) January 15, 2024
	LSU (four-year)	13,276	39,828	Maximum	Four separate performance periods as follows: the performance periods each began on January 15, 2021 and end on (i) April 15, 2024, (ii) July 15, 2024, (iii) October 15, 2024 and (iv) January 15, 2025.
	Peer Relative TSR PSU	8,388	12,582	Maximum	Two separate performance periods as follows: the performance periods each began on December 31, 2020 and end on (i) December 31, 2023 and (ii) December 31, 2024.
	Index Relative TSR PSU	8,388	12,582	Maximum	Two separate performance periods as follows: the performance periods each began on December 31, 2020 and end on (i) December 31, 2023 and (ii) December 31, 2024.

(4)

Amounts reflected in this column represent the market value of our common stock underlying the PSUs reported in the preceding column, computed based on the closing price of our common stock on December 31, 2021, which was $125.99 per share.

2021 Options Exercised and Stock Vested

The following table sets forth information concerning equity awards held by each of our Named Executive Officers that vested during the fiscal year ended December 31, 2021.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel E. Brown	—	—
Taylor L. Reid	13,099(1)	$262,217(2)
Michael H. Lou	11,282(1)	$227,095(2)
Nickolas J. Lorentzatos	10,045(1)	$203,184(2)
Douglas E. Brooks	5,166(3)	$669,410(4)

(1)

Reflects (a) one-third of the 2019 awards of phantom units, which vested on March 19, 2021 (specifically, 6,057 phantom units vested for Mr. Reid, 4,240 phantom units vested for Mr. Lou and 3,003 phantom units vested for Mr. Lorentzatos), the date on which quarterly distributions were paid out with respect to OMP’s common units for the fourth quarter of 2020, and (b) one-third of the OMP restricted unit awards granted to Messrs. Reid, Lou and Lorentzatos, which vested upon the receipt of such restricted units as a result of the conversion of certain OMP GP Class B Units previously held by such Named Executive Officers on the Simplification Date (specifically, 7,042 restricted units vested for each of Messrs. Reid, Lou and Lorentzatos).

EXECUTIVE COMPENSATION

(2)

Reflects the aggregate market value realized by Messrs. Reid, Lou and Lorentzatos upon vesting of their respective phantom units, computed based on the closing price of OMP’s common units on March 19, 2021, the applicable vesting date, which was $19.33 and restricted unit awards, computed based on the closing price of OMP’s common units on March 30, 2021, the applicable vesting date, which was $20.61.

(3)	Reflects one-third of the award of restricted stock Mr. Brooks received on December 29, 2020 in his capacity as a Director of the Company, which vested pursuant to its terms on December 29, 2021.
(4)

Reflects the aggregate market value realized by Mr. Brooks upon vesting of the restricted stock award, computed based on the closing price of our common stock on December 29, 2021, the applicable vesting date, which was $129.58.

EXECUTIVE COMPENSATION

Potential Payments Upon Termination and Change in Control

Employment Agreements. In 2021, the Company entered into the Employment Agreements with each of the Named Executive Officers. The Employment Agreements contain provisions regarding payments to be made to the Named Executive Officers upon a termination of their employment in certain circumstances, including in connection with a change in control.

Under the Employment Agreements, upon any termination of employment, the Named Executive Officers would have been entitled to receive (i) accrued but unpaid salary, (ii) any unpaid annual performance bonus earned for the calendar year prior to the year in which the Named Executive Officer terminates, (iii) reimbursement of eligible expenses and (iv) any employee benefits due pursuant to their terms (collectively, the “Accrued Payments”).

Death or Disability. If any of Messrs. Brown, Reid, Lou or Lorentzatos is terminated due to death or “disability,” then the Named Executive Officers will be entitled to receive the following amounts: (i) the Accrued Payments, (ii) a pro-rata portion of the annual performance bonus for the calendar year of termination, (iii) an amount equal to 12 months’ worth of the Named Executive Officer’s base salary, payable in a lump sum within 60 days following termination, and (iv) reimbursement of COBRA premiums, if the Named Executive Officer elects and remains eligible for COBRA, for up to 18 months following termination.

Non-Renewal of Employment Agreement. If a Named Executive Officer’s employment terminates by reason of the Company’s non-renewal of the Employment Agreement at expiration, the Named Executive Officer is entitled to receive reimbursement of COBRA premiums, if the Named Executive Officer elects and remains eligible for COBRA, for up to 12 months following termination. Except for this COBRA reimbursement obligation, and except as provided in any award notices for the Initial Equity Grants and any other equity grants that may be made in the future, the non-renewal of the Employment Agreement does not entitle a Named Executive Officer to any severance benefits, vesting of unvested equity grants or any other benefits. Under the Prior Employment Agreements, non-renewal by the Company was treated as a termination without “cause.”

Termination Other Than for Cause or Good Reason. If the Company terminates the employment of any of Messrs. Brown, Reid, Lou or Lorentzatos for reasons other than “cause,” or if the Named Executive Officer terminates employment for “good reason,” and, in each case, such termination is not on or within 18 months following a “change in control,” then the Named Executive Officer will be entitled to receive the following amounts: (i) the Accrued Payments; (ii) a pro-rata portion of the annual performance bonus for the calendar year of termination; (iii) an amount equal to the Severance Multiple (as defined below) of the sum of (1) the Named Executive Officer’s base salary as of the date of termination, plus (2) the aggregate of the product of (x) the Named Executive Officer’s base salary as of the date of termination and (y) the target bonus percentage specified in such Named Executive Officer’s Employment Agreement (or such higher percentage specified by the Board with respect to the calendar year in which the date of termination occurs), payable in equal monthly installments (with amounts in excess of certain limitations under Section 409A of the Internal Revenue Code payable in a lump sum within 60 days); and (iv) reimbursement of COBRA premiums, if the Named Executive Officer elects and remains eligible for COBRA, for up to 18 months following termination.

Severance amounts, other than the pro-rata bonus amount, are subject to the Named Executive Officer’s delivery to the Company (and non-revocation) of a release of claims within 50 days of his termination date.

EXECUTIVE COMPENSATION

Severance Multiples. Under the Employment Agreements, the severance multiples for each Named Executive Officer are as follows:

	Good Reason	Termination without Cause For First 15 Months (1)	Termination without Cause After First 15 Months (1)
Daniel E. Brown	2X	2X	2X
Taylor L. Reid	1.5X	2X	1.5X
Michael H. Lou	1X	2X	1X
Nickolas J. Lorentzatos	1X	2X	1X

(1) For each of Messrs. Reid, Lou and Lorentzatos, the Employment Agreement provides for a higher severance multiple if the Named Executive Officer experiences a termination by the Company without “Cause” within 15 months following the effective date of the Employment Agreement. The Employment Agreement with Mr. Brown does not include such a provision.

Change in Control. Under each Employment Agreement, if a Named Executive Officer’s employment is terminated by the Company without “cause” or by the Named Executive Officer for “good reason,” in each case, on or within 18 months following a “change in control,” then the Severance Multiple is 2.5X for Messrs. Brown and Reid and 2X for Messrs. Lou and Lorentzatos.

No Gross Up Payments. Each Employment Agreement provides that, if any payments made pursuant to the Employment Agreements in connection with a change in control would result in a Named Executive Officer receiving golden parachute payments that are subject to excise tax under Section 280G and 4999 of the Internal Revenue Code, the Company will not provide any gross-up payment for such excise taxes.

OAS Awards. Each Named Executive Officer holds outstanding awards of RSUs, PSUs and LSUs as previously described in the section above titled “—Compensation Discussion and Analysis—2021 Compensation Program—Long-Term Equity-Based Incentives—OAS Awards.”

RSUs. If a Named Executive Officer’s employment with the Company is terminated prior to the end of the RSU vesting period (i) by the Company without “cause,” (ii) by reason of the Company’s non-renewal of the Named Executive Officer’s employment agreement (a “Non-Renewal”), (iii) by the Named Executive Officer for “good reason” or (iv) by reason of the Named Executive Officer’s death, then, upon termination, the Named Executive Officer will vest in the number of unvested RSUs that were scheduled to vest within 12 months following his termination, with full vesting of unvested RSUs if any of these types of termination occurs within 18 months following a change in control.

PSUs; LSUs. If the Named Executive Officer’s employment with the Company is terminated prior to the end of the PSU or LSU vesting period, as applicable, (i) by the Company without “cause,” (ii) by reason of a Non-Renewal, (iii) by the Named Executive Officer for “good reason” or (iv) by reason of the Named Executive Officer’s death, then, actual PSU and LSU performance will be measured at the end of the entire three- or four-year measurement period (or, if a change in control occurs prior to the end of the applicable measurement period, a truncated performance period based on the change in control price), and then the amount of the earned award would be prorated based on (A) the Named Executive Officer’s service following the effective date of his Employment Agreement or (B) 12 months, whichever is greater, as a percentage of the entire measurement period (increased to 18 months if the termination occurs within 18 months following the effective date of the applicable Named Executive Officer’s employment agreement). If a change in control occurs prior to the end of a performance measurement period, then performance will be measured based on the change in control price and a truncated performance period to determine the number of PSUs or LSUs earned, which earned PSUs or LSUs will remain outstanding and eligible to vest at the end of the applicable performance period. In addition, if the change of control occurs 18 months or less following the effective date of the Employment Agreement with a Named Executive Officer, performance will be measured based on (i) the change in control price or (ii) 100% of target payout, whichever is greater, in order to determine the number of earned PSUs or LSUs (which would remain outstanding and eligible to vest at the end of the applicable performance period).

EXECUTIVE COMPENSATION

If the Named Executive Officer’s employment with the Company is terminated prior to the end of the PSU or LSU vesting period, as applicable, (i) by the Company without “cause,” (ii) by reason of a Non-Renewal, (iii) by the Named Executive Officer for “good reason” or (iv) by reason of the Named Executive Officer’s death, in each case, within 18 months following a change in control, then the number of earned PSUs or LSUs determined in accordance with the two preceding sentences will fully vest as of the date of such termination (i.e., without the need for the Named Executive Officer to remain employed through the end of the applicable performance period).

OMP Restricted Units. Each of Messrs. Reid, Lou and Lorentzatos holds outstanding awards of OMP restricted units, which were received in exchange for Class B Units representing membership interests in OMP GP on the Simplification Date, as previously described in the section above titled “—Compensation Discussion and Analysis—2021 Compensation Program—Long-Term Equity-Based Incentives—OMP GP Awards.” On February 1, 2022, the OMP restricted units fully vested upon the closing of the merger between OMP GP, OMP, Crestwood and the other relevant parties and were converted into unrestricted Crestwood common units.

Death or Disability. If the employment of Messrs. Reid, Lou or Lorentzatos is terminated due to death or disability, all unvested Class B Units will become vested Class B Units.

Without Cause or For Good Reason. If the employment of Messrs. Reid, Lou or Lorentzatos is terminated without cause or for good reason, all unvested Class B Units will become vested Class B Units.

For Cause; Without Good Reason. If the employment of Messrs. Reid, Lou or Lorentzatos is terminated for Cause or without good reason, OMP GP shall have the right to call, for no consideration, all unvested Class B Units held by such individual as of the date of termination.

OMP Phantom Unit Awards. Each of Messrs. Reid, Lou and Lorentzatos each hold outstanding awards of phantom units as previously described in the section above titled “—Compensation Discussion and Analysis—2021 Compensation Program—Long-Term Equity-Based Incentives—OMP Awards.” The vesting of the phantom unit awards will accelerate in full if a Named Executive Officer’s employment is terminated due to either death or disability.

Quantification of Payments

The table below discloses the amount of compensation and/or benefits due to our Named Executive Officers, other than Mr. Brooks, in the event of their termination of employment and/or in the event we undergo a change in control, in either case, on December 31, 2021. The amounts below constitute estimates of the amounts that would be paid to our Named Executive Officers upon their respective terminations and/or upon a change in control under their compensatory arrangements in effect on December 31, 2021, and do not include any amounts accrued through December 31, 2021 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and benefits generally available to all of our salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a Named Executive Officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

As described above, Mr. Brooks ceased to serve as our Chief Executive Officer on April 13, 2021. Mr. Brooks did not receive any compensation or benefits upon his cessation of service as our Chief Executive Officer.

EXECUTIVE COMPENSATION

Named Executive Officer	Termination Due to Death or Disability	Termination Without Cause or for Good Reason(1)	Termination Without Cause or for Good Reason Following a Change in Control	Change in Control
Daniel E. Brown
Severance Multiple Amount (2)	$600,000	$2,400,000	$—	$—
Pro-Rata Bonus(3)	$432,790	$432,790	$432,790	$—
COBRA Premiums(4)	$33,427	$33,427	$33,427	$—
Change in Control Severance Multiple Amount (5)	$—	$—	$3,000,000	$—
Accelerated Equity Vesting(6)	$1,385,008	$1,385,008	$42,042,485	$—
OMP Phantom Units (7)	$—	$—	$—	$—
OMP Restricted Units (7)	$—	$—	$—	$—
Total(8)	$2,451,225	$4,251,225	$45,508,702	$—
Taylor L. Reid
Severance Multiple Amount (2)	$500,000	$2,000,000	$—	$—
Pro-Rata Bonus(3)	$500,000	$500,000	$500,000	$—
COBRA Premiums(4)	$36,460	$36,460	$36,460	$—
Change in Control Severance Multiple Amount (5)	$—	$—	$2,500,000	$—
Accelerated Equity Vesting(6)	$932,452	$932,452	$27,034,682	$—
OMP Phantom Units (7)	$144,799	$—	$—	$—
OMP Restricted Units (7)	$326,850	$326,850	$326,850	$—
Total(8)	$2,440,561	$3,795,762	$30,397,992	$—
Michael H. Lou
Severance Multiple Amount (2)	$450,000	$1,800,000	$—	$—
Pro-Rata Bonus(3)	$450,000	$450,000	$450,000	$—
COBRA Premiums(4)	$36,460	$36,460	$36,460	$—
Change in Control Severance Multiple Amount (5)	$—	$—	$1,800,000	$—
Accelerated Equity Vesting(6)	$870,339	$870,339	$25,231,261	$—
OMP Phantom Units (7)	$101,378	$—	$—	$—
OMP Restricted Units (7)	$326,850	$326,850	$326,850	$—
Total(8)	$2,235,027	$3,483,649	$27,844,571	$—
Nickolas J. Lorentzatos
Severance Multiple Amount (2)	$400,000	$1,440,000	$—	$—
Pro-Rata Bonus(3)	$320,000	$320,000	$320,000	$—
COBRA Premiums(4)	$36,460	$36,460	$36,460	$—
Change in Control Severance Multiple Amount (5)	$—	$—	$1,440,000	$—
Accelerated Equity Vesting(6)	$528,402	$528,402	$15,319,880	$—
OMP Phantom Units (7)	$71,826	$—	$—	$—
OMP Restricted Units (7)	$326,850	$326,850	$326,850	$—
Total(8)	$1,683,538	$2,651,712	$17,443,190	$—

EXECUTIVE COMPENSATION

(1)

For purposes of quantifying the severance amounts payable to the Named Executive Officers under this column, it has been assumed that the termination occurred without “cause.” As noted above, the severance multiple for a termination for “good reason” is less than the severance multiple for a termination without “cause.”

(2)	Based on annualized base salary and target bonus percentage in effect for each Named Executive Officer as of December 31, 2021.
(3)

For purposes of calculating pro-rata bonus, the dollar value of the bonus awards actually awarded to each Named Executive Officer by our Compensation Committee for 2021 service was used, without pro-ration (except for Mr. Brown), since December 31, 2021 was the last day of the calendar year to which such bonus related.

(4)	Reflects 18 months’ worth of COBRA premiums at $1,857.08 for Mr. Brown and $2,025.54 per month for each of Messrs. Reid, Lou, and Lorentzatos.
(5)	It has been assumed that the termination without “cause” or for “good reason” occurs on or within 18 months following a change in control.
(6)

The value of accelerated RSU, PSU and LSU awards is based on the closing price of our common stock on December 31, 2021, which was $125.99, multiplied by the number of outstanding shares that would vest upon the occurrence of the event indicated. The values reported in the table above only take into account awards that were outstanding on December 31, 2021.

(7)

The value of accelerated OMP restricted units and OMP phantom units is based on the closing price of OMP’s common units on December 31, 2021, which was $23.91. The values reported in the table above only take into account awards that were outstanding on December 31, 2021.

(8)

The aggregate total amount of compensation payable in connection with the triggering events has not been reduced to reflect any cut back in benefits or payments that would be made in connection with a change in control pursuant to the terms of the Employment Agreements. The Employment Agreements provide that golden parachute payments will be paid in full or reduced to fall within the 280G safe harbor amount, whichever will provide a better net after-tax position for a Named Executive Officer. For purposes of this disclosure, we have reflected the maximum amount potentially payable to each Named Executive Officer under each given scenario even though such maximum amounts could be reduced pursuant to the cutback language included in the Employment Agreements.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our principal executive officer. Under SEC disclosure rules, because we had multiple principal executive officers during 2021, we have annualized the compensation for Mr. Brown, who was serving as Chief Executive Officer on December 31, 2021, which was the date on which we identified the median employee.

For 2021, our last completed fiscal year:

•	The median of the annual total compensation of all employees of the Company (other than the CEO) was $148,027; and

•

The annual total compensation of our CEO, calculated as discussed above, was $15,476,698 (or $5,973,065 if the one-time equity awards granted to our CEO in 2021 that were intended to constitute three years’ worth of equity awards are annualized).

•

Based on this information, for 2021 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was reasonably estimated to be 104 to 1 (or 40 to 1 if the one-time equity awards granted to our CEO in 2021 that were intended to constitute three years’ worth of equity awards are annualized).

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•

We determined that, as of December 31, 2021, our employee population consisted of approximately 255 individuals with all of these individuals located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2022). This population consisted of our full-time, part-time and temporary employees.

•

We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2021 and the equity awards granted under our 2021 incentive compensation program.

•

We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

•

After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2021 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $148,027.

OUR SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 7, 2022 by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group.

Unless otherwise noted, the mailing address of each person or entity named below is 1001 Fannin Street, Suite 1500, Houston, Texas 77002.

Name of Person or Identity of Group	Number of OAS Shares	Percentage of Class(1)	Number of OAS Warrants	Percentage of Class(2)
JPMorgan Chase & Co.(3)	2,014,039	10.4%
The Vanguard Group(4)	1,811,046	9.3%
BlackRock, Inc.(5)	1,281,010	6.6%
Mark Paley & Roger J. Beit (6)	1,010,000	5.2%
Daniel E. Brown(7)	10,993	*
Douglas E. Brooks(7)	19,985	*	3	*
Taylor L. Reid(7)	4,443	*	1,733	*
Michael H. Lou(7)	4,143	*	558	*
Nickolas J. Lorentzatos(7)	2,497	*	368	*
Marguerite Woung-Chapman(7)	2,916	*
Samantha Holroyd(7)	15,500	*
John Jacobi(7)	15,500	*
N. John Lancaster, Jr.(7)	15,500	*
Robert McNally(7)	15,500	*
Cynthia Walker(7)	15,500	*
All directors and executive officers as a group (11 persons)(7)	122,477	*	2,662	*

*	Less than 1%.

(1)	Based upon an aggregate of 19,400,053 shares outstanding as of March 7, 2022.

(2)	Based upon an aggregate of 1,343,233 warrants outstanding as of March 7, 2022.

(3)

According to a Schedule 13G/A, dated January 14, 2022, filed with the SEC by JPMorgan Chase & Co., it has sole voting power over 1,731,996 of these shares, sole dispositive power over 1,983,917 of these shares, and shared voting over 29,093 of these shares and shared dispositive power over 30,122 of these shares. JPMorgan Chase & Co. filed this 13G/A as a parent holding company for the following subsidiaries: J.P. Morgan Trust Company of Delaware, J.P. Morgan (Suisse) SA, J.P. Morgan Investment Management Inc., JPMorgan Chase Bank, National Association, JPMorgan Asset Management (UK) Limited. The address of JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

OUR SHAREHOLDERS

(4)

According to a Schedule 13G, dated February 10, 2022, filed with the SEC by Vanguard Group Inc, it has sole dispositive power over 1,759,138 of these shares, shared voting power over 38,104 of these shares and shared dispositive power over 51,908 of these shares. The address of Vanguard Group Inc is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

According to a Schedule 13G, dated February 7, 2022, filed with the SEC by BlackRock, Inc., it has sole voting power over 1,265,021 over these shares and sole dispositive power over 1,281,010 of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

According to a Schedule 13G, dated May 20, 2021, filed with the SEC by Mark Steven Paley and Roger J. Beit, they each have shared voting and dispositive power over 1,010,000 of these shares. Roger Beit’s address is 530 Silas Deane Highway, Suite 130 Wethersfield, CT.

(7)	Executive officer or director of the Company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, certain of our officers and persons who own more than 10 percent of a registered class of our equity securities (“Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. Based solely on our review of Section 16 reports filed electronically with the SEC and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to those Reporting Persons were satisfied, except that one Form 4 filing for Daniel E. Brown was filed one day late on April 16, 2021. This delinquent filing reported one (1) transaction involving the acquisition of 43,975 Restricted Stock Units, each unit representing a contingent right to receive one share of our common stock, and two (2) transactions, each involving the acquisition of 37,292 Performance Share Units, each unit representing a contingent right to receive a number of shares of our common stock based on total shareholder return, for a total acquisition of 74,584 Performance Share Units.

USERS’ GUIDE

The Board of Directors of the Company (the “Board of Directors” or the “Board”) requests your Proxy for the Annual Meeting that will be held on Wednesday, April 27, 2022, at 9:00 a.m. Central Time, at the offices of the Company, 1001 Fannin Street, Suite 1500, Houston, Texas 77002 (the “Annual Meeting”). By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting in accordance with your instructions. You may revoke your proxy at any time before the vote is taken by following the instructions in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on April 27, 2022;

The proxy statement and annual report for 2021 are available at www.proxyvote.com

The Company is making its proxy materials available, including this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, to its shareholders of record as of the close of business on March 7, 2022 beginning on March 17, 2022.

When and where is the Annual Meeting?

The Annual Meeting will be held at the offices of the Company, 1001 Fannin Street, Suite 1500, Houston, Texas 77002, on Wednesday, April 27, 2022, at 9:00 a.m. Central Time.

Who may vote?

You may vote if you were a holder of record of the Company’s common stock as of the close of business on March 7, 2022, the record date for the Annual Meeting. Each share of the Company’s common stock is entitled to one vote at the Annual Meeting. On the record date, there were 19,400,053 shares of common stock outstanding and entitled to vote at the Annual Meeting. There are no cumulative voting rights associated with the Company’s common stock.

May I attend the Annual Meeting?

Yes, if you were a shareholder of record as of the close of business on March 7, 2022. You must present valid, government-issued picture identification, such as a driver’s license, before being admitted to the Annual Meeting. If your shares are held in the name of your broker, bank, or other nominee, you must bring to the Annual Meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on March 7, 2022, the record date for receiving notice of, attending, and voting at the Annual Meeting. Cameras, recording devices, cell phones and other electronic devices may not be used during the Annual Meeting.

How can I access the proxy materials over the Internet?

Your Notice of Internet Availability or proxy card, if you received one, will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available at http://www.proxyvote.com.

What am I voting on and how does the Board recommend that I vote?

Proposal	Board Vote Recommendation
Item 1 — Election of Directors	FOR
Item 2 — Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022	FOR
Item 3 — Advisory vote to approve the Company’s Named Executive Officer compensation	FOR

A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendation. If any other business properly comes before the shareholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

What is the effect of an “advisory” vote?

An advisory vote is not binding on our Board of Directors or the Compensation Committee will not overrule any decisions made by our Board of Directors or the Compensation Committee, and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our shareholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Why should I vote?

Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a shareholder of the Company.

How do I vote?

You may vote by any of the four methods listed below. If your stock is held in street name (in the name of a bank, broker, or other holder of record), please see “How do beneficial owners vote?” below.

            Internet. Vote on the Internet at http://www.proxyvote.com. This website also allows electronic proxy voting using smartphones, tablets and other web-connected mobile devices (additional charges may apply pursuant to your service provider plan). Simply follow the instructions on the Notice of Internet Availability to access the proxy materials, or on the proxy card, if you received one by mail. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on Tuesday, April 26, 2022.

            Telephone. Vote by telephone by following the instructions on the Notice of Internet Availability to access the proxy materials, or on the proxy card, if you received one by mail. Easy-to-follow voice prompts allow you to vote your stock and confirm that your vote has been properly recorded. Telephone voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on Tuesday, April 26, 2022.

            Mail. If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If mailed, your completed and signed proxy card must be received by April 26, 2022.

            Meeting. You may attend and vote at the Annual Meeting.

The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most shareholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

If I vote by mail, telephone or Internet, may I still attend the Annual Meeting?

Yes.

How do beneficial owners vote?

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials will be forwarded to you by your broker or nominee. The broker or nominee is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the proxy materials by mail from the shareholder of record should follow the instructions included in those materials (usually a voting instruction card) to transmit voting instructions.

Can I revoke my proxy?

Yes. You may revoke your proxy before the voting polls are closed at the Annual Meeting, by the following methods:

•	voting at a later time by Internet or telephone until 11:59 p.m. (Eastern Time) on Tuesday, April 26, 2022;

•	voting in person at the Annual Meeting;

•	delivering to the Company’s Corporate Secretary a proxy with a later date or a written revocation of your most recent proxy; or

•	giving notice to the inspector of elections at the Annual Meeting.

If you are a street name shareholder (for example, if your shares are held in the name of a bank, broker, or other holder of record) and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

How many votes must be present to hold the Annual Meeting?

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

If a quorum is not present, a majority of the shareholders entitled to vote who are present in person or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

What is a broker non-vote?

The NASDAQ permits brokers to vote their customers’ stock held in street name on routine matters (“Discretionary Items”) when the brokers have not received voting instructions from their customers. The NASDAQ does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes.

What routine matters will be voted on at the Annual Meeting?

Item 2, the ratification of the independent registered public accounting firm is the only “routine” matters on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

What non-routine matters will be voted on at the Annual Meeting?

Item 1, the election of directors and Item 3, the advisory vote to approve our Named Executive Officer compensation, are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

How many votes are needed to approve each of the proposals or, with respect to the advisory vote, to be considered the recommendation of the shareholders?

The Board recommends a vote FOR each of the following three Items:

Proposal	Vote Required	Page Number
Item 1 — Election of Directors	Majority of shares cast Director Resignation Policy—Directors required to submit resignation to the Board if more “against” votes than “for” votes are received Effect of Abstentions—None Effect of Broker Non-vote—None	1

Item 2 — Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022	Majority of shares present Effect of Abstentions—vote against No Broker Non-votes—Discretionary Item	24

Item 3 — Advisory vote to approve the Company’s Named Executive Officer compensation	Majority of shares present Effect of Abstentions—vote against Effect of Broker Non-vote—None	28

Each of Items 2 and 3 will be approved if it receives the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting.

Although the advisory vote on our Named Executive Officer compensation is non-binding, the Board will review the results of such votes and, consistent with our record of shareholder engagement, will take the results into account when making decisions going forward. Except as otherwise provided above, abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters that will be considered at the Annual Meeting other than those set forth in this proxy statement. However, if any other matters arise at the Annual Meeting, the persons named in your proxy will vote in accordance with their best judgment.

What is the Director Resignation Policy?

The Company’s bylaws provide for the election of directors by a majority of votes cast and require a director nominee in an uncontested election who receives more votes “against” than votes “for” his or her election to tender his or her resignation to the Board of Directors for its consideration. In such event, the NESG Committee would determine whether to accept such director’s resignation, subject to the Board of Directors’ final approval. Promptly following its decision, the Board will publicly disclose its decision together with a description of the process by which the decision was reached. The Company believes that this majority vote standard ensures accountability while preserving the ability of the Board to exercise its judgment in the best interest of all shareholders. Abstentions will not be taken into account in director elections.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a current report on Form 8-K filed with the SEC within four business days of the date of the Annual Meeting unless only preliminary voting results are available at that time. To the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at http://www.oasispetroleum.com. Also, the referenced Form 8-K, any amendments thereto and other reports filed with or furnished to the SEC by the Company are available to you over the Internet at the SEC’s website at http://www.sec.gov.

How can I view the shareholder list?

In accordance with Delaware General Corporation Law, a complete list of shareholders of record entitled to vote at the Annual Meeting will be available for viewing, for purposes germane to the Annual Meeting, during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 1001 Fannin Street, Suite 1500, Houston, Texas 77002.

Who pays for the proxy solicitation related to the Annual Meeting?

The Company will bear all costs of solicitation. Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. None of our officers or employees will receive any extra compensation for soliciting you. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate votes for a fee estimated not to exceed $10,000. The Company will bear all costs of solicitation.

Who will tabulate and certify the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of elections for the Annual Meeting.

If I want to submit a shareholder proposal for the 2023 Annual Meeting, when is that proposal due?

If you are an eligible shareholder and want to submit a proposal for possible inclusion in the proxy statement relating to the 2023 Annual Meeting, your proposal must be delivered to the attention of our Corporate Secretary and must be received at our principal executive office, 1001 Fannin Street, Suite 1500, Houston, Texas 77002, no later than November 18, 2022, unless the Company notifies the shareholders otherwise. We will only consider proposals that are timely and meet the requirements of the applicable rules of the SEC and our Amended and Restated Bylaws.

Any shareholder of the Company who desires to submit a proposal for action at the 2023 Annual Meeting, but does not wish to have such proposal included in the Company’s proxy materials, must submit such proposal to the Company at its principal executive offices so that it is received between December 28, 2022 and January 27, 2023, unless the Company notifies the shareholders otherwise. In addition to being proper for shareholder action and in compliance with applicable law, such proposal must be submitted in accordance with, and include the information and materials required by, the Company’s Amended and Restated Bylaws and, to the extent applicable, the Charter.

If I want to nominate a director for the 2023 Annual Meeting, when is that nomination due?

The Nominating, Environmental, Social & Governance Committee will consider any nominee recommended by shareholders for election at the annual meeting of shareholders to be held in 2023 if that nomination is submitted in writing, between December 28, 2022 and January 27, 2023, to the Corporate Secretary at the Company’s principal executive office. With respect to each such nominee, the following information must be provided to the Company with the written nomination: (i) information about the nominee which is required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission, including Regulation 14A of the Securities Exchange Act of 1934; and (ii) information and materials required by, the Company’s Amended and Restated Bylaws and, to the extent applicable, the Charter.

Eligible shareholders may nominate a candidate for election to the Board for inclusion in the Company’s proxy materials in accordance with the proxy access provisions of Section 3.14 of the Company’s Second Amended and Restated Bylaws. An eligible shareholder generally must deliver the Proxy Access Notice (as defined in our Bylaws)

to the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 120th day prior to the first anniversary of the date (as stated in the Company’s proxy materials) the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual meeting of shareholders and otherwise comply with all of the requirements of the Bylaws. For the 2023 Annual Meeting of Shareholders, we must receive notice of the nomination for inclusion in the Company’s proxy materials no later than November 18, 2022.

What is the effect of the pending merger with Whiting?

As previously announced, and as discussed elsewhere in this proxy statement, we entered into the Merger Agreement with Whiting. Closing is expected to occur in the second half of 2022 and in connection therewith, the Company will continue in existence and Whiting’s former shareholders will become shareholders of the Company. Because the Company is surviving the merger, our shareholders will be able to submit shareholder proposals and nominate directors for our 2023 Annual Meeting as described above in this Users’ Guide. Please see “Recent Developments” for more information.

How can I obtain a copy of the Annual Report on Form 10-K?

Shareholders may request a free copy of our Annual Report on Form 10-K by submitting such request to Investor Relations, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas, 77002, or by calling (281) 404-9600. Alternatively, shareholders can access our Annual Report on Form 10-K on the Company’s website at www.oasispetroleum.com. Also, our Annual Report on Form 10-K and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s website at www.sec.gov.

Will I get more than one copy of the proxy statement and annual report if there are multiple shareholders at my address?

One copy of this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to shareholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any shareholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more shareholders with a shared address are currently receiving only one copy of the Proxy Materials, then the shareholders may request to receive multiple packages in the future, or if a shareholder is currently receiving multiple packages of the Proxy Materials, then the shareholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002 or by calling (281) 404-9600.

*****

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors

Nickolas J. Lorentzatos
Corporate Secretary

Houston, Texas

March 17, 2022

OASIS
OASIS PETROLEUM INC.
1001 FANNIN STREET, SUITE 1500
HOUSTON, TX 77002
SCAN TO
VIEW MATERIALS & VOTE
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM. Eastern Time on April 26, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM. Eastern Time on April 26, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
D71612-P71061
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
OASIS PETROLEUM INC.
The Board of Directors recommends you vote FOR the following:
1. To elect eight directors to serve until the 2023
Nominees:
For Against Abstain
1a. Douglas E. Brooks
1b. Daniel E. Brown
1c. Samantha Holroyd
1d. John Jacobi
1e. N. John Lancaster, Jr.
1f. Robert McNally
1g. Cynthia L. Walker
1h. Marguerite Woung-Chapman
The Board of Directors recommends you vote FOR proposals 2 and 3.
For Against Abstain
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022.
3. To our approve, named executive on an advisory officers basis, as disclosed the compensation in the Proxy of Statement.
NOTE: To transact such other business as may properly come before the Annual Meeting.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.
D71613-P71061
OASIS PETROLEUM INC. Annual Meeting of Stockholders April 27, 2022 9:00 AM Central Time This proxy is solicited by the Board of Directors
The undersigned hereby appoints Daniel E. Brown and Nickolas J. Lorentzatos, and each of them, as attorneys in fact and proxies with full power of substitution and revocation as to each of them, to represent the undersigned and to vote all the shares of common stock of Oasis Petroleum Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Offices of Oasis Petroleum Inc, 1001 Fannin Street, Suite 1500, Houston, Texas 77002, on Wednesday, April 27, 2022, at 9:00 AM. Central Time (the “Annual Meeting”), and any adjournment or postponement thereof, upon the matters set forth on the reverse side.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” AS TO ITEMS 2 AND 3. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED.
Continued and to be signed on reverse side